UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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STANDARD MOTOR PRODUCTS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules l4a-6(i)(1) and 0-11.

2022 Proxy Statement

and

Notice of Annual Meeting of Shareholders
To Be Held on May 19, 2022

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

April 19, 2022

To Our Shareholders:

We are pleased to invite you to attend the Annual Meeting of Shareholders of Standard Motor Products, Inc. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2022 on Thursday, May 19, 2022 at 2:00 p.m. (Eastern Daylight Time).

At the Annual Meeting, you will be asked to vote on the proposals described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.  You will also find enclosed a form of proxy to facilitate voting your shares and our Annual Report to Shareholders, which includes our Form 10-K for our 2021 fiscal year.

YOUR VOTE IS IMPORTANT! The Board of Directors appreciates and encourages shareholder participation in the Company’s affairs and invites you to participate in the Annual Meeting. If you cannot participate, we encourage you to ensure that your shares are represented at the Annual Meeting by taking a moment to complete, sign and return the enclosed proxy using the accompanying postage-prepaid envelope, or to transmit your voting instructions online or by telephone by following the instructions printed on the enclosed proxy.

On behalf of the Board of Directors, thank you for your continued support of the Company.

Sincerely,

Eric P. Sills
Chief Executive Officer & President

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2022—this Proxy Statement and the Annual Report are available at ir.smpcorp.com under “Financial Reports—Proxy Statements” and “—Annual Reports.”

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

Notice of Annual Meeting of Shareholders
To Be Held on May 19, 2022

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the “Company”) will be held online at www.virtualshareholdermeeting.com/SMP2022 on Thursday, May 19, 2022 at 2:00 p.m. (Eastern Daylight Time). The Annual Meeting will be held for the following purposes:

1.	To elect ten directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To consider and vote upon a non-binding, advisory resolution approving the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 8, 2022 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Whether or not you plan to attend the Annual Meeting online, please vote your shares by following the instructions printed on the enclosed proxy, or by completing, signing and returning the proxy in the enclosed postage-prepaid envelope. The enclosed proxy is solicited by the Board of Directors of the Company.

By Order of the Board of Directors

Carmine J. Broccole
Chief Legal Officer & Secretary

Long Island City, New York
April 19, 2022

STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

i

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STANDARD MOTOR PRODUCTS, INC.
37-18 Northern Blvd.
Long Island City, New York 11101

Proxy Statement for Annual Meeting of Shareholders
To Be Held on May 19, 2022

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 19, 2022 or at any adjournment thereof. This Proxy Statement is being distributed to shareholders on or about April 19, 2022, along with a proxy and our 2021 Annual Report.

Frequently Asked Questions About the Annual Meeting

Where and when is the Annual Meeting?

Our Annual Meeting will be held online at www.virtualshareholdermeeting.com/SMP2022 on Thursday, May 19, 2022 at 2:00 p.m. (Eastern Daylight Time).

Shareholders who participate remotely will be able to listen to a broadcast of the meeting, submit questions and vote their shares during the course of the meeting. Please refer to the question “How do I vote my shares?” below for information on how to vote.

Instructions on how to attend and participate remotely in our Annual Meeting are available at www.virtualshareholdermeeting.com/SMP2022. To log into the meeting website, you will need to enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you encounter any technical difficulties, please call the technical support numbers identified on the meeting website.
Who can vote at the Annual Meeting?

You may vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 8, 2022, the record date for our Annual Meeting.

The total number of shares of Common Stock outstanding and entitled to vote on April 8, 2022 was 22,545,261. Holders of Common Stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the Annual Meeting?

In order to conduct business at our Annual Meeting, our By-Laws require the presence in person or by proxy of shareholders holding a majority of the outstanding shares of Common Stock entitled to vote. Shareholders who participate remotely by means of electronic communication will be deemed to be present in person at the meeting. If a quorum is not present, a vote cannot occur, and our Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present.

How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under the rules of the New York Stock Exchange, your bank or broker will only be able to vote your shares on the ratification of KPMG LLP as our independent registered public accounting firm (Proposal No. 2). Your bank or broker will not be able to vote your shares on the election of directors (Proposal No. 1) or the advisory resolution to approve the compensation of our named executive officers (Proposal No. 3), resulting in “broker non-votes” on those items.

How do I vote my shares?

Registered shareholders may vote by one of the following ways:

Vote by Mail: Complete, sign and return your proxy card in the enclosed postage-paid envelope.

Vote Online at the Meeting: Attend the Annual Meeting online, or appoint a personal representative with an appropriate proxy, to vote at the meeting.

Vote Online before the Meeting: Go to the website identified on your proxy card, and follow the instructions stated on your proxy card and the website to vote.
Vote by Telephone: Call the telephone number identified on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote online or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed and returned your proxy card. If you vote online or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you will receive instructions from your bank, broker or other holder of record that you must follow in order to have your shares voted.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our Annual Meeting. If you are a registered shareholder and you originally voted by mail, Internet or telephone, you may revoke your proxy by:

•	completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions;

•	voting during the course of the Annual Meeting; or

•	contacting Carmine J. Broccole, Secretary of the Company, at the following address to notify him that your proxy is revoked:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Email: financial@smpcorp.com
Fax: 718-784-3284

If you are a beneficial shareholder, you must follow the directions provided by your bank, broker or other holder of record to change or revoke any prior voting instructions.

What are my voting options and how does the Board recommend that I vote?

Proposal	Voting Options	Board of Director’s Recommendation
1. Election of Directors	For All, Withhold All or For All Except Any Individual Nominee	For All

2. Ratification of the appointment of KPMG LLP	For, Against or Abstain	For

3. Advisory Vote on the Compensation of our Named Executive Officers	For, Against or Abstain	For
In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to Proposals No. 1 through 3, and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve of each proposal?

Proposal No. 1: Nominees receiving a plurality of the votes cast will be elected as directors.

Proposals No. 2-3: The number of votes cast FOR must exceed the number of votes cast AGAINST the proposal. Only those votes cast FOR or AGAINST a proposal will be counted to determine the results of the vote. Abstentions and broker non-votes will not count as votes cast.

Your vote on Proposal No. 3 is advisory, meaning it will not be binding on the Board of Directors or the Company; however, the Board will review the voting results and take it into consideration when making future decisions regarding executive compensation.

Who will pay the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting. We will also pay banks, brokers or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers or employees may solicit by telephone, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Proposal No. 1

Election of Directors

Our Board of Directors recommends that you vote “FOR ALL” of our director nominees.

At our Annual Meeting, our shareholders will have the opportunity to vote to elect ten directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified. All nominees are currently directors of the Company.

Our Board of Directors is currently comprised of eleven members. In February 2022, Richard S. Ward, our director and Chair of the Nominating and Corporate Governance Committee (“Governance Committee”), announced that he will retire at the end of his current term of office. Following Mr. Ward’s decision, upon the recommendation of the Governance Committee, the Board of Directors approved a reduction in the size of the Board from eleven to ten members, effective as of the date of our 2022 Annual Meeting; Joseph W. McDonnell will serve as Chair of the Governance Committee after Mr. Ward’s retirement.

Information Regarding Nominees

The following paragraphs provide information, as of the date of this Proxy Statement, about each nominee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Our nominees, collectively, possess diverse professional experiences and skills, including business leadership, automotive, finance and accounting, government and public policy, information technology and cybersecurity, supply chain management and logistics, human capital management and diversity, equity and inclusion.

The Governance Committee reviews each candidate’s qualifications to determine whether the candidate possesses any of the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation.

Each person listed below has consented to be named as a nominee and agreed to serve if elected. If any of those named are not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee listed below unavailable.

You may read more about the process our Governance Committee undertook to select our director nominees on page 17 under the heading “Nominating and Corporate Governance Committee.”

Director Skills & Demographics

The following tables provide a summary of the diverse skill sets and backgrounds of our director nominees. You may find additional information about each nominee in the director biographies that follow these tables.

Board Composition
Independence	Tenure
70%	11 years
Independent under NYSE standards and SEC rules	Average years of service

Age	Diversity
64	40%
Average age	Gender or race / ethnicity

Lawrence I. Sills Chairman of the Board Age 82 Director Since 1986
Mr. Sills has served as our Chairman of the Board since December 2000, and as a director of the Company since 1986. Mr. Sills has also served as our Executive Chairman of the Board from March 2016 to January 2021, Chief Executive Officer from 2000 to March 2016, our President and Chief Operating Officer from 1986 to 2000, and our Vice President of Operations from 1983 to 1986. Mr. Sills is the father of Eric P. Sills, a director of the Company and our Chief Executive Officer and President. Mr. Sills holds an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

Mr. Sills’ qualifications to serve as a director and our Chairman of the Board include his wealth of experience and the business understanding that Mr. Sills has obtained from over 50 years of working in various capacities at the Company and in the automotive industry. Mr. Sills’ knowledge of all aspects of the Company’s business and its history, position him well to serve as our Chairman. In addition, we believe Mr. Sills’ qualifications to sit on our Board include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other shareholders, and the fact that he represents the third generation of the Sills family which established the Company in 1919.

William H. Turner Presiding Independent Director Age 82 Director Since 1990
Mr. Turner has served as our Presiding Independent Director since January 2006, Chair of the Audit Committee since October 2001, and as a director of the Company since May 1990. Formerly, Mr. Turner served as a director of Ameriprise Financial, Inc., Volt Information Sciences, Inc., Franklin Electronic Publishers, Inc. and New Jersey Resources Corporation. In 2015, Mr. Turner was elected as Chairman of the Board of Trustees of Bloomfield College, and since 1985, he has served as Chairman of the Board of Trustees of the International College, Beirut, Lebanon. From 2008 to 2010, Mr. Turner served as Acting Dean of the Business School at Montclair State University, and from 2004 to 2008, he served as the Dean of the College of Business at Stony Brook University. Mr. Turner served as the Senior Partner of Summus Ltd., a consulting firm, from 2002 to 2004. From 1997 to 2002, he served in various capacities at PNC Bank NJ, including President, Chief Executive Officer and Chairman Northeast Region. He was President and Co-Chief Executive Officer of Franklin Electronic Publishers, Inc. from 1996 to 1997. Prior to that time, he was the Vice Chairman of Chase Manhattan Bank and its predecessor, Chemical Banking Corporation. Mr. Turner completed the Advanced Management Program from Harvard Business School, and he holds an M.B.A. from New York University and a B.A. from Trinity College.

Mr. Turner’s qualifications to serve as a director and our Presiding Independent Director include his extensive executive leadership and financial and managerial experience. His service as Chief Executive Officer and Vice Chairman at several banking institutions make him a valuable asset to our Board, and has provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at other large corporations, as well as the deep understanding of our Company that he has acquired from serving on our Board for more than 30 years, make him a valuable advisor.

Alejandro C. Capparelli Director Age 53 Director Since 2022
Mr. Capparelli has served as a director of the Company since April 2022. Mr. Capparelli also serves as the Vice President, Global Commercial Lifecycle Services of Rockwell Automation, Inc., an industrial automation and digital transformation company. He previously served as Rockwell Automation President, Americas Region from October 2020 to January 2022, and President, Latin America Region from August 2016 to September 2020. Mr. Capparelli joined Rockwell Automation in 1997 and has held numerous roles of increasing responsibility overseeing sales, marketing, engineering, operations and customer support operations. Mr. Capparelli holds a B.S. in Electrical Engineering from Universidad Nacional de Mar del Plata (Argentina), and a Post Graduate degree in Business Management and Strategy from the University of Wisconsin - Milwaukee.

Mr. Capparelli’s qualifications to serve as a director include his many years of international, executive leadership experience in industrial automation and digital transformation. His leadership in the creation and development of technology driven solutions, combined with domain expertise, to maximize business investment in critical areas, including cybersecurity, operational technology, digital transformation strategy and design, and automation, make him a valuable advisor to our Board. Further, the Board benefits from his insight into key geographic markets served by the Company, and his successful record overseeing business development and the implementation of strategic growth initiatives in these markets, including the United States, Canada, Mexico, the Caribbean and Central and South America.

John P. Gethin Director Age 73 Director Since 2016
Mr. Gethin has served as a director of the Company since March 2016, and as our Chief Operating Officer from 2000 to March 2016, and our President from 2000 to 2015. From 1997 to 2000, Mr. Gethin served as our Senior Vice President of Operations. From 1998 to 2003, he served as the General Manager of our Temperature Control Division. From 1995 to 1997, Mr. Gethin was our Vice President and General Manager of EIS Brake Parts Division (a former business unit of ours). Mr. Gethin holds a B.B.A. from Texas Christian University.

Mr. Gethin’s qualifications to serve as a director include his extensive knowledge of our Company, and in particular, his experience developing, directing and improving upon our organizational processes and operational efficiencies for more than 19 years. Mr. Gethin has also acquired extensive knowledge of the automotive aftermarket industry, having worked in the industry for more than 49 years. His ability to leverage his knowledge and experience to provide unique insight to our Board makes him well qualified to serve as a member of the Board.

Pamela Forbes Lieberman Director Age 68 Director Since 2007
Ms. Forbes Lieberman has served as Chair of the Strategic Planning Committee since August 2012, and as a director of the Company since August 2007. Ms. Forbes Lieberman also serves as a director and Chair of the Audit Committee of John B. Sanfilippo & Son, Inc., a leading processor and distributor of nut products, and on the strategic advisory board of Morrow Sodali, LLC, a professional services firm. Previously, Ms. Forbes Lieberman served as a director of A.M. Castle & Co. and VWR Corporation. From March 2006 to August 2006, Ms. Forbes Lieberman served as the interim Chief Operating Officer of Entertainment Resource, Inc. Prior to such time, Ms. Forbes Lieberman served as President and Chief Executive Officer and member of the Board of Directors of TruServ Corporation (now known as True Value Company) and prior to that as TruServ’s Chief Operating Officer and Chief Financial Officer. Prior to joining TruServ, Ms. Forbes Lieberman held Chief Financial Officer positions at ShopTalk Inc., The Martin-Brower Company, LLC, and Fel-Pro, Inc. and served as an automotive industry consultant. Ms. Forbes Lieberman, a Certified Public Accountant, began her career at PricewaterhouseCoopers LLP. Ms. Forbes Lieberman holds an M.B.A. from Kellogg School of Management, Northwestern University, and a B.S. from the University of Illinois.

Ms. Forbes Lieberman’s qualifications to serve as a director include her many years of executive experience, including serving as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for distribution and automotive companies. She brings demonstrated management ability at senior levels to the Board and insights into the operational requirements of a large company. In addition, her knowledge of public and financial accounting matters, logistics, and business strategy provides valuable insight to our Board.

Patrick S. McClymont Director Age 52 Director Since 2017
Mr. McClymont has served as a director of the Company since February 2017. Mr. McClymont also serves as the Chief Financial Officer of Orchard Technologies, Inc.  Prior to joining Orchard in May 2021, Mr. McClymont served as Executive Vice President and Chief Financial Officer of IMAX Corporation from August 2016 to May 2021, Executive Vice President and Chief Financial Officer of Sotheby’s from 2013 to 2016, and as a Partner and Managing Director of Goldman, Sachs & Co., where he was a member of the Investment Banking Division from 1998 to 2013. Mr. McClymont holds a Master of Business Administration from The Amos Tuck School, Dartmouth College, and a B.S., with distinction, from Cornell University.

Mr. McClymont’s qualifications to serve as a director include his expertise in financial matters and corporate strategy, as well as his business experience at public and private institutions in the areas of accounting, tax, treasury, finance, investor relations and risk management. His extensive knowledge in these areas, and his familiarity with the automotive industry, both domestically and abroad, make him a valuable advisor to our Board.

Joseph W. McDonnell Director Age 70 Director Since 2012
Mr. McDonnell has served as a director of the Company since October 2012. Mr. McDonnell is also a Professor of Public Policy and Management at the University of Southern Maine’s Edmund S. Muskie School of Public Service where he lectures on organizational leadership, crisis and risk management, and argumentation, advocacy and governance, among other subjects. Mr. McDonnell previously served at the University of Southern Maine as Provost and Vice President of Academic Affairs from 2014 to 2015, and as Dean of the College of Management and Human Service from 2011 to 2015. Prior to his work at the University of Southern Maine, he served as Interim Dean of the College of Business at Stony Brook University. He has extensive knowledge of Chinese business and culture having lectured, published works and developed academic programs focused on China for more than twenty years, including founding a Confucius Institute at the University of Southern Maine. Mr. McDonnell holds an Executive Program Certificate from Harvard Business School, a Ph.D. in Communications from the University of Southern California, and an M.A. and B.A. from Stony Brook University.

Mr. McDonnell’s qualifications to serve as a director include his significant experience in academics focusing on business administration and the development of management-level personnel, as well as the various leadership positions he held at foreign and domestic companies prior to becoming an academic administrator. His expertise in doing business in China and in consulting management on various strategic initiatives provides valuable insight to our Board.

Alisa C. Norris Director Age 52 Director Since 2012
Ms. Norris has served as Chair of the Compensation and Management Development Committee since May 2021, and as a director of the Company since October 2012. Ms. Norris also serves as a director of Vita-Mix Corporation. From 2016 to 2020, Ms. Norris served as the Chief Marketing and Communications Officer at JDRF International, where she was responsible for marketing, communications and digital growth, leading the organization’s digital transformation. Prior to joining JDRF International, Ms. Norris served as the Chief Marketing Officer of R.R. Donnelley & Sons Company from 2013 to 2015, where she was responsible for all aspects of marketing and communications. Prior to joining R.R. Donnelley, Ms. Norris served as the Chief People Officer of Opera Solutions, LLC, a leading predictive analytics company, where she was responsible for global staff operations and human capital management. Prior to Opera Solutions, Ms. Norris served as a Senior Vice President and was a founding member of Zeborg, Inc., and as a strategy consultant for A.T. Kearney and Mitchell Madison Group. Ms. Norris holds an M.B.A. from Harvard Business School and a B.A. from Trinity College, where she was Phi Beta Kappa.

Ms. Norris’ qualifications to serve as a director include her significant experience in defining and implementing corporate governance structures and growth strategies, and in developing and managing operational resources in the areas of marketing and communications. Her experience of more than 22 years of providing consulting services to financial services, information technology and media, and office technology firms makes her a valuable advisor to our Board.

Pamela S. Puryear, Ph.D. Director Age 58 Director Since 2021
Pamela S. Puryear, Ph.D., has served as a director of the Company since December 2021. Dr. Puryear also serves as a director of NextGen Healthcare, Inc., SpartanNash Company and as a director and Chair of the Compensation Committee of both Rockley Photonics Holdings Limited and Fetch Insurance Services. Previously, Dr. Puryear served as the Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc. from January to July 2021, Senior Vice President and Chief Human Resources Officer at Zimmer Biomet Holdings, Inc. from January 2019 to December 2020, and as Chief Talent Officer at both Pfizer, Inc. from September 2015 to December 2018 and Hospira, Inc. (acquired by Pfizer, Inc.) from 2009 to September 2015. In these global executive roles, she has driven value creation through her expertise in human capital management, organizational transformation, innovation, and operational excellence. She began her career in financial services, before launching an independent Organization Development consulting practice working with clients in a number of industries including healthcare, consumer products and insurance.  Dr. Puryear is a member of the Executive Leadership Council, a national organization that empowers African-American corporate leaders to make impactful contributions. Dr. Puryear holds a B.A. in psychology from Yale University, an M.B.A. from Harvard Business School, and a Ph.D. in organizational psychology from California School of Professional Psychology.

Dr. Puryear’s qualifications to serve as a director include her long track record of success in executive leadership positions and her expertise in human capital management, organizational development, and innovation. Her demonstrated knowledge and leadership in these areas, and more broadly with respect to Environmental, Social and Governance issues, will provide valuable insight and assist the Company in enhancing our corporate social responsibility strategies, including diversity, equity and inclusion.

Eric P. Sills Director, Chief Executive Officer, President & Member of the Office of Chief Executive Age 53 Director Since 2016
Mr. Sills has served as a director of the Company and our Chief Executive Officer since March 2016, and as our President since February 2015. Prior to serving as our President, Mr. Sills served as our Vice President Global Operations from 2013 to 2015, and our Vice President Engine Management Division from 2006 to 2013. From 1991 to 2006, Mr. Sills served in various capacities in our Company, including as General Manager, LIC Operations, Director of Product Management, and Plant Manager, Oxygen Sensor Business Unit. He is the son of Lawrence I. Sills. Mr. Sills has completed an Advanced Management Program at Harvard Business School, and holds an M.B.A. from Columbia University and a B.A. from Bowdoin College.

Mr. Sills’ qualifications to serve as a director include his extensive knowledge of our business and its operations, and the experience that he has acquired throughout his career, having served in a variety of senior management positions across our organization and as an executive officer. In addition, we believe Mr. Sills’ qualifications to serve as a director include his and his family’s significant ownership interest in the Company, which serves to align his interests with the interests of our other shareholders, and the fact that he represents the fourth generation of the Sills family which established the Company in 1919.

Emeritus Directors of the Board of Directors

Arthur S. Sills and Peter J. Sills currently serve as emeritus members of the Board of Directors. Emeritus directors are invited to attend Board of Director meetings but do not have any voting rights. Emeritus directors may receive, at the discretion of the Board of Directors, compensation for their advisory services, reimbursement for meeting travel expenses, and coverage under our medical, dental and vision insurance plans.

Proposal No. 2

Ratification of the Appointment of KPMG LLP

Our Board of Directors recommends you vote “FOR” the ratification of KPMG as the Company’s independent registered public accounting firm.

The Audit Committee of our Board of Directors plans to appoint KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the 2022 fiscal year. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so and is asking shareholders to ratify the appointment of KPMG. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment. Representatives of KPMG are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG in the fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit fees	$1,983,100	$1,554,250
Audit-related fees(1)	8,000	21,500
Tax fees(2)	235,600	412,500
All other fees	─	─
Total	$2,226,700	$1,988,250

(1)	Audit-related fees consist principally of audits of payments related to certain employee benefits.
(2)	Tax fees consist primarily of U.S. and international tax compliance and planning.

In accordance with its charter, the Audit Committee approves the compensation and terms of engagement of the Company’s independent auditors, including the pre-approval of all audit and non-audit service fees. All of the fees paid to the Company’s independent auditors described above were for services pre-approved by the Audit Committee.

Proposal No. 3

Advisory Vote on the Compensation
of Our Named Executive Officers

Our Board of Directors recommends you vote “FOR” the approval of the non-binding, advisory resolution approving the compensation of our named executive officers.

At our Annual Meeting, our shareholders will have the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (referred to as a “say-on-pay” vote). The say-on-pay vote is being provided pursuant to Section 14A of the Securities Exchange Act of 1934. The say-on-pay vote is an advisory vote that is not binding on the Company or the Board of Directors; however, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value.  We avoid the use of highly leveraged incentives that may encourage overly risky, short-term behavior on the part of executives. We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles, as described more fully in the “Compensation Discussion and Analysis” section, beginning on page 27 of this Proxy Statement.

Our Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company’s named executive officers. We utilize a combination of base pay, annual incentives and long-term incentives. While we have generally targeted base pay to be in the median to 75% range, and each other component of executive compensation to be at or near the median range of similar-type compensation for our peer group, actual compensation of our named executive officers varies depending upon the achievement of pre-established performance goals. The annual cash incentive award is based on the achievement of both company-level financial performance and management performance, or management by objective goals (“MBO”). Actual award payouts may range from 0% to 200% of the target award amount, depending upon the level of achievement. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our shareholders and the Company’s long-term interests. Our executive compensation policies have enabled us to attract and retain talented and experienced executives and have benefited the Company over time. We believe that the fiscal year 2021 compensation of each of our named executive officers was reasonable and appropriate, and aligned with the Company’s fiscal year 2021 results and achievement of the objectives of our executive compensation program.

The Company also has several governance policies in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include stock ownership guidelines (including a mandatory post-vesting holding period, as described below), limited perquisites, use of tally sheets, and a claw back policy.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following non-binding resolution:

“RESOLVED, that the shareholders hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and the other compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for 2021 and other related tables and accompanying narrative).”

Security Ownership of Certain Beneficial Owners

and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 8, 2022 by:

•	each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock;

•	each director and nominee for director of the Company;

•	each executive officer named in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percentage of Class
BlackRock, Inc.	3,234,837	(2)	14.3%
55 East 52nd Street
New York, NY 10055
Royce & Associates, LP	1,417,428	(3)	6.3%
745 Fifth Avenue
New York, NY 10151
The Vanguard Group	1,347,839	(4)	6%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	1,205,933	(5)	5.3%
Palisades West, Bldg. One
6300 Bee Cave Road
Austin, TX 78746
Lawrence I. Sills	663,168	(6)	2.9%
Eric P. Sills	175,167		*
Richard S. Ward	82,511		*
William H. Turner	82,338		*
James J. Burke	72,092		*
Carmine J. Broccole	72,044		*
Dale Burks	60,444		*
Pamela Forbes Lieberman	43,967		*
John P. Gethin	25,483		*
Joseph W. McDonnell	23,508		*
Alisa C. Norris	16,808		*
Patrick S. McClymont	14,929		*
Nathan R. Iles	13,664		*
Pamela S. Puryear	897		*
Alejandro C. Capparelli	284		*
Directors and Officers as a group (19 persons)	1,479,522		6.6%

*	Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1)
Applicable percentage of ownership is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 22,545,261 which is the number shares of Common Stock outstanding as of April 8, 2022. Beneficial ownership is calculated based on the requirements of the Securities and Exchange Commission (“SEC”). Except as indicated in the footnotes to this table, the shareholder named in the table has sole voting power and sole investment power with respect to the shares set forth opposite such shareholder’s name. Unless otherwise indicated, the address of each individual listed in the table is c/o Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

(2)
The information for BlackRock, Inc. and certain of its affiliates (“BlackRock”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 27, 2022, wherein BlackRock states that it beneficially owns an aggregate of 3,234,837 shares of our Common Stock; BlackRock states that it has sole voting power for 3,195,572 shares and sole investment power for 3,234,837 shares.

(3)	The information for Royce & Associates, LP and certain of its affiliates (“Royce”) is based solely on an amendment to its Schedule 13G filed with the SEC on January 25, 2022.

(4)
The information for The Vanguard Group and certain of its affiliates (“Vanguard”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 10, 2022, wherein Vanguard states that it beneficially owns an aggregate of 1,347,839 shares of our Common Stock; Vanguard states that it has shared voting power for 23,711 shares, sole investment power for 1,312,027 shares and shared investment power for 35,812 shares.

(5)
The information for Dimensional Fund Advisors LP and certain of its affiliates (“Dimensional”) is based solely on an amendment to its Schedule 13G filed with the SEC on February 8, 2022, wherein Dimensional states that it beneficially owns an aggregate of 1,205,933 shares of our Common Stock; Dimensional states that it has sole voting power for 1,178,833 shares and sole investment power for 1,205,933 shares.

(6)
Includes 2,812 shares of Common Stock owned by Mr. Sills’ wife. For shares of stock held by his wife, Lawrence I. Sills disclaims beneficial ownership of the shares so deemed “beneficially owned” by him within the meaning of Rule 13d-3 of the Exchange Act.

Corporate Governance

The Company’s Board of Directors has adopted policies and procedures that the Board believes are in the best interests of the Company and its shareholders as well as compliant with the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange. In particular:

•	The Board has adopted Corporate Governance Guidelines;

•	The Board has appointed a Presiding Independent Director, who is independent under the New York Stock Exchange standards and applicable SEC rules;

•
A majority of the Board and all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent under the New York Stock Exchange standards and applicable SEC rules;

•	The Board has adopted charters for each of the Committees of the Board and the Presiding Independent Director;

•
The Company’s Corporate Governance Guidelines provide that the independent directors meet periodically in executive session without management and that the Presiding Independent Director chairs the executive sessions;

•	Interested parties are able to make their concerns known to non-management directors or the Audit Committee by e-mail or by mail (see “Communications to the Board” section below);

•
The Company has a Corporate Code of Ethics that applies to all Company employees, officers and directors, and a Whistleblower Policy with a dedicated website and toll-free helpline that is operated by an independent third party and is available to any employee, supplier, customer, shareholder or other interested third party; and

•	The Company has established Stock Ownership Guidelines that apply to its independent directors and executive officers.

Certain information relating to corporate governance matters can be viewed at ir.smpcorp.com under “Governance Documents.” Copies of the Company’s (1) Corporate Governance Guidelines, (2) charters for the Audit Committee, Compensation Committee, Governance Committee, Strategic Planning Committee, and the Presiding Independent Director, and (3) Corporate Code of Ethics and Whistleblower Policy are available on the Company’s website. Copies will also be provided to any shareholder free of charge upon written request to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101 or via email at financial@smpcorp.com.

Meetings of the Board of Directors and its Committees

In 2021, the total number of meetings of the Board of Directors, including regularly scheduled and special meetings, was eight. All of our directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served during 2021. The Company requires all Board members to attend its Annual Meeting of Shareholders. All directors were present at the 2021 Annual Meeting of Shareholders held on May 21, 2021.

The Board currently has four standing committees. The table below lists each committee, its composition and current chair. Each committee is comprised only of our independent directors, except that John P. Gethin, a non-independent director, is a member of the Strategic Planning Committee.

Name	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Lawrence I. Sills	─	─	─	─
William H. Turner	Chair	Member	Member	Member
Alejandro C. Capparelli[1]	Member	Member	Member	Member
John P. Gethin	─	─	─	Member
Pamela Forbes Lieberman[2]	Member	Member	Member	Chair
Patrick S. McClymont[3]	Member	Member	Member	Member
Joseph W. McDonnell[4]	Member	Member	Member	Member
Alisa C. Norris	Member	Chair	Member	Member
Pamela S. Puryear[5]	Member	Member	Member	Member
Eric P. Sills	─	─	─	─
Richard S. Ward[4]	Member	Member	Chair	Member

[1]	Alejandro C. Capparelli was appointed to the committees described above in April 2022.
[2]	Pamela Forbes Lieberman will replace William H. Turner as chair of the Audit Committee, effective as of the date of our 2022 Annual Meeting.
[3]	Patrick S. McClymont will replace Pamela Forbes Lieberman as chair of the Strategic Planning Committee, effective as of the date of our 2022 Annual Meeting.
[4]	Joseph W. McDonnell will replace Richard S. Ward as chair of the Governance Committee following Mr. Ward’s retirement on the date of our 2022 Annual Meeting.
[5]	Dr. Pamela S. Puryear was appointed to the committees described above in December 2021.

Audit Committee

The Audit Committee is responsible for: (1) recommending to the Board of Directors the engagement of the independent auditors of the Company; (2) reviewing with the independent auditors the scope and results of the Company’s audits; (3) pre-approving the professional services furnished by the independent auditors to the Company; (4) reviewing the independent auditors’ management letter with comments on the Company’s internal accounting control; (5) reviewing management policies relating to enterprise risk assessment and risk management; and (6) overseeing the adequacy and effectiveness of the Company’s internal controls, policies and procedures regarding cybersecurity, information security and data protection and compliance with applicable laws and regulations concerning privacy. The Audit Committee held four meetings in 2021.

The Board of Directors has determined that each Audit Committee member is financially literate and independent. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board has also determined that William H. Turner (the Audit Committee’s Chair), Pamela Forbes Lieberman, Patrick S. McClymont and Dr. Pamela S. Puryear meet the SEC’s criteria for an “audit committee financial expert.”

Compensation and Management Development Committee (“Compensation Committee”)

The Compensation Committee’s functions are to: (1) approve the compensation packages of the Company’s executive officers; (2) administer the Company’s equity incentive plans and other benefit plans; (3) review the Company’s overall compensation policies and practices, including compensation-related risk assessments; (4) review the performance, training and development of Company management in achieving corporate goals and objectives, including corporate social responsibility matters such as environmental, social and governance issues and diversity, equity and inclusion objectives; (5) oversee the Company’s management succession planning; and (6) oversee the Company’s strategies and policies relating to human capital management, including diversity, equity and inclusion. With respect to diversity and inclusion, the Compensation Committee is committed to ensuring that the Company’s management actively seeks candidates who are diverse in terms of race, gender or ethnicity when considering new hires and promotions for all positions, from entry-level to senior leadership. The Compensation Committee held two meetings in 2021.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages. The Compensation Committee may, at its discretion, solicit the input of our Chief Executive Officer, or any independent consultant or advisor in satisfying its responsibilities. The Compensation Committee may also, at its discretion, form and delegate authority to subcommittees, or it may delegate authority to one or more designated members of the Board or to our executive officers.

Nominating and Corporate Governance Committee (“Governance Committee”)

The Governance Committee’s functions are to assist the Board in discharging and performing the duties and responsibilities of the Board with respect to corporate governance, including:

•
the identification and recommendation to the Board of individuals qualified to become or continue as directors, including through succession planning to ensure the desired mix of experience, qualifications, attributes and skills of the individual members of the Board;

•	the continuous improvement in corporate governance policies and practices;

•	the annual assessment of the performance of the Board and each of its committees through questionnaires and one-on-one assessments with individual members of the Board;

•	the recommendation of members for each committee of the Board;

•	the compensation arrangements for members of the Board; and

•	overseeing the Company’s commitment to corporate social responsibility matters, including environmental, social, and governance (ESG) matters.

The Governance Committee held three meetings in 2021. The Governance Committee has the exclusive authority and responsibility to review and recommend to the Board all aspects of director compensation. The Governance Committee may solicit, in its discretion, the input of an independent consultant or advisor in satisfying its responsibilities.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought to complement and enhance the existing board composition. In recommending candidates for election to the Board, the Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. However, in making nominations, the Governance Committee seeks candidates who possess: (1) the highest level of integrity and ethical character; (2) a strong personal and professional reputation; (3) sound judgment; (4) financial literacy; (5) independence; (6) significant experience and proven superior performance in professional endeavors; (7) an appreciation for Board and team performance; (8) the commitment to devote the time necessary for Board activities; (9) skills in areas that will benefit the Board; and (10) the ability to make a long-term commitment to serve on the Board.

The Governance Committee reviews each candidate’s qualifications to determine whether the candidate possesses any of the specific qualities and skills that are desired in members of the Board, taking into account diversity in professional experience, skills and background, race, gender, disability, ethnicity, nationality, religion, and sexual orientation. In particular, the Governance Committee is committed to actively seeking candidates who are diverse in terms of race, gender or ethnicity when developing the pool of candidates to be considered as prospective nominees. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Shareholders may propose director candidates for consideration by the Governance Committee. For shareholder candidates to be considered, written notice of such shareholder recommendation (a) must be provided to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting, and (b) must contain the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating person’s ownership of Company stock. Both shareholder-proposed candidates and other candidates identified and evaluated by the Governance Committee must comply with the above procedure and meet the qualifications for directors, as outlined in the charter of the Governance Committee and the By-Laws of the Company. To recommend a prospective nominee for the Governance Committee’s consideration, a shareholder must submit the candidate’s name and qualifications to Carmine J. Broccole, Secretary of the Company, at 37-18 Northern Blvd., Long Island City, NY 11101.

Strategic Planning Committee

The Strategic Planning Committee’s functions are to assist the Board in discharging and performing its oversight role regarding the Company’s long-term strategic planning and to give guidance to management in creating the Company’s long-term strategic plans. The Strategic Planning Committee held one meeting in 2021.

In fulfilling its role, the Strategic Planning Committee shall, among other things, (1) assist in the development, adoption, and modification of the Company’s current and future strategy, including our long-term strategies to address industry trends impacted by climate-related issues; (2) review and assess external developments and other factors affecting the markets in which the Company competes and their impact on the Company’s strategy; (3) review and assess the Company’s core competencies with regard to expanding their implementation in attractive markets beyond the automobile aftermarket; and (4) review and advise the Board and management on corporate development and growth initiatives, including acquisitions, joint ventures and strategic alliances.

Board Leadership Structure

The business of the Company is managed under the direction of the Board of Directors of the Company in the interest of the shareholders. The Board delegates its authority to senior management for managing the everyday affairs of the Company. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

Lawrence I. Sills serves as our Chairman of the Board. As our Chairman, Lawrence I. Sills provides leadership to the Board, leads discussions of strategic issues for the Company, and works with the Board to define its structure and activities in fulfillment of its responsibilities.

Eric P. Sills serves as our Chief Executive Officer and President. As our Chief Executive Officer and President, Eric P. Sills focuses on the day-to-day operations of our business and the implementation of our business strategy to achieve our annual and long-term strategic, financial, organizational and management goals.

William H. Turner serves as our Presiding Independent Director. As our Presiding Independent Director, Mr. Turner serves as the principal liaison between the Chairman and the independent directors and presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. The Presiding Independent Director has the authority to call meetings of the independent directors and retain outside counsel and other advisors to the extent necessary in the conduct of his duties and responsibilities. The Presiding Independent Director is expected to provide independent oversight of management, while fostering a cohesive Board that cooperates with the Chairman and Chief Executive Officer towards the ultimate goal of creating shareholder value. The Presiding Independent Director is nominated by the Governance Committee and approved by the independent directors of the Board every year, but a director may serve for one or more terms as Presiding Independent Director at the discretion of the Governance Committee. A copy of the charter of the Presiding Independent Director can be viewed at ir.smpcorp.com under “Governance Documents.”

The Board’s Annual Self-Evaluation

The Board of Directors conducts a self-evaluation on an annual basis that is designed to enhance the overall effectiveness of the Board and each of its committees. The evaluation covers the processes, structure, culture and performance of the Board and each of its committees, and the experience, qualifications, attributes and skills of the individual members of the Board. Information is gathered for evaluation through the use of a comprehensive written questionnaire distributed annually, and one-on-one assessments between the Presiding Independent Director and each director periodically over the course of the year. The evaluation process is overseen by the Presiding Independent Director and the Chair of the Governance Committee, who review the results of the evaluation with our independent directors in executive sessions at meetings of the Board. In addition, the Board may engage an independent consultant in connection with its self-evaluation process; however, the Board did not elect to do so in 2021. We believe that the Board’s annual self-evaluation reflects good corporate governance, and has strengthened our Board, each of its committees and individual director performance over time.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company.  In addition, the Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies as well as to consider what level of risk is appropriate for the Company.

The involvement of the Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight function, the Board reviews risk throughout the business, focusing on financial risk, legal/compliance risk and operational/strategic risk, as well as corporate social responsibility matters, including ESG.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee also oversees information security risks and receives briefings from senior management on related matters at least semi-annually, and more frequently as circumstances warrant. In addition to setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior that is consistent with the Company’s business strategy.

Communications to the Board

Shareholders and other interested parties may communicate with the Board or individual directors, including the Presiding Independent Director, pursuant to the procedures established by the Governance Committee from time to time. Correspondence intended for the Board or an individual director should be sent to the attention of the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101, who will forward it to the members of the Governance Committee. The Governance Committee will have the discretion to distribute only such correspondence to the Board or individual members of the Board that the Governance Committee determines in good faith has a valid business purpose or is otherwise appropriate for the Board or individual member thereof to receive.

Code of Ethics and Corporate Social Responsibility

Our Company was founded in 1919 on the values of integrity, common decency and respect for others. These values continue to this day and are embodied in our Code of Ethics, which has been adopted by the Board of Directors of the Company to promote honest and ethical conduct, and propagate a culture of compliance from the top down.

These values also serve as the foundation for our increased focus on environmental, social and governance (ESG) initiatives, and in particular, our  commitment to environmental stewardship and our efforts to identify and implement practices that reduce our impact while achieving our business goals; our commitment to diversity, equity and inclusion, and employee development, retention, health and safety; and our commitment to community engagement.  We believe that these initiatives, and the integration of a sustainable approach to our business, will provide long-term value to our Company and its stakeholders, including the communities within which we operate.

We have made significant strides over the past year with respect to our ESG initiatives. In our core aftermarket business, we continue to develop and supply premium replacement parts for systems designed to improve the fuel economy and reduce the emissions of vehicles on the road. At the same time, we sharpened our focus on developing and bringing to market solutions for electric, hybrid electric and alternative energy vehicles. We challenged ourselves to reduce our environmental impact by reducing our usage of energy and water, reducing our generation of waste and increasing our rate of recycled waste, and reducing our GHG emissions with the ambition of achieving net-zero GHG emissions by 2050. We prioritized diversity, equity and inclusion (DEI) and formed a DEI steering committee to develop key structures within our organization to promote equality, inclusion and awareness among our employees. Finally, we aligned our tracking and reporting of sustainability information with the industry-specific standards of the Sustainability Accounting Standards Board and the recommendations of the Task Force on Climate-related Financial Disclosures.

Our Corporate Code of Ethics is available at ir.smpcorp.com.  You may also learn more about our environmental initiatives at ir.smpcorp.com under “Environmental & Social Responsibility ─ Corporate Initiatives”, and our social initiatives and community engagement at smpcares.smpcorp.com. Our Code of Ethics, sustainability information and websites are referenced for general information only and are not incorporated by reference in this Proxy Statement.

Prohibition on Hedging or Pledging of Company Stock

All directors and employees, including officers, are expressly prohibited from hedging or engaging in any derivative transactions, such as “cashless” collars, forward contracts or equity swaps, to offset any decrease in the market value of the Company’s Common Stock. All directors and employees, including officers, are also expressly prohibited from pledging their shares of Common Stock.

Director Independence

The Board has affirmatively determined that each member of the Board and its committees, other than Lawrence I. Sills, Eric P. Sills and John P. Gethin, is independent. The Board made such determination based upon the definitions and criteria established by the New York Stock Exchange and the SEC for independent board members. In that regard, the Board considered whether any director has, or has had in the most recent three years, any material relationships with the Company, including any affiliation with our independent auditors. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation or family relationship.

Director Compensation

The following table sets forth the compensation paid by the Company to our non-employee directors in 2021.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence I. Sills	$240,000	$ ─	$14,639	$254,639
William H. Turner	110,000	94,030	─	204,030
Pamela Forbes Lieberman	90,000	94,030	14,650	198,680
John P. Gethin[4]	80,000	94,030	14,650	188,680
Alisa C. Norris	90,000	94,030	─	184,030
Richard S. Ward*	90,000	94,030	─	184,030
Patrick S. McClymont	80,000	94,030	─	174,030
Joseph W. McDonnell	80,000	94,030	─	174,030
Pamela S. Puryear[5]	20,000	44,356	─	64,356
Alejandro C. Capparelli[6]	─	─	─	─

*Richard S. Ward will retire on the date of our 2022 Annual Meeting.

(1)	Represents (a) the annual cash retainer paid to each director, and (b) the annual retainer paid to each Chair of our Board Committees and to our Presiding Independent Director.

(2)	Represents the grant date fair value of (a) the Company Common Stock awarded to each director as an annual equity retainer, and (b) shares of restricted stock granted to each non-employee director.

The grant date fair value of stock awards is computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

The number of shares of Common Stock covered by outstanding (unvested) stock awards held by each non-employee director at December 31, 2021 are set forth below:

Name	Outstanding (Unvested) Restricted Stock Awards
Lawrence I. Sills	─
William H. Turner	1,000
John P. Gethin	1,000
Pamela Forbes Lieberman	1,000
Patrick McClymont	1,000
Joseph W. McDonnell	1,000
Alisa C. Norris	1,000
Pamela S. Puryear	440
Richard S. Ward	1,000

No directors held option awards outstanding at December 31, 2021.

(3)	Represents the applicable COBRA premiums for medical, dental and vision insurance plan coverage provided to any director less contributions paid by such director.

(4)
The amounts shown in this table do not reflect compensation earned by Mr. Gethin as a consultant of the Company in 2021. Mr. Gethin’s compensation as a consultant is described on page 50 under the heading “Certain Relationships and Related Person Transactions.”

(5)	Dr. Puryear’s compensation was pro-rated based on her appointment to the Board in December 2021.

(6)	Mr. Capparelli was appointed to the Board in April 2022.

Non-employee directors, other than the Chairman of the Board, receive an annual cash retainer of $80,000, an annual equity retainer in the form of Common Stock valued at $55,000, and a restricted stock award of 1,000 shares of Common Stock under the Amended and Restated 2016 Omnibus Incentive Plan (the “Omnibus Plan”). Dr. Puryear’s compensation for service as a director was pro-rated based on her appointment to the Board in December 2021. In 2021, Dr. Puryear received a cash retainer of $20,000, an equity retainer valued at $24,200, and a restricted stock award of 440 shares of Company Common Stock. The Chairman of the Board, Lawrence I. Sills, received a monthly cash retainer of $20,000 and a monthly allowance for leasing an automobile and reimbursement of related expenses. The Chairman did not receive an equity retainer or a restricted stock award.

The cash retainer paid to non-employee directors (other than the Chairman) is typically paid in equal installments on a quarterly basis, and the equity retainer and restricted stock awards are typically made on the date of the annual meeting of shareholders.  Further, the cash retainer may be paid in full or in part in Company Common Stock at the discretion of the director.

The equity retainer is based on the fair market value of the Company’s Common Stock as of the date of issuance. The restricted stock award for 2021 had a grant date fair market value of $45.81 per share, for a total of $20,156, for Dr. Puryear, and $39.03 per share, for a total of $39,030, for all other non-employee directors (excluding Mr. Capparelli). These amounts are included in the “Stock Awards” column in the Director Compensation table above. The restricted stock awards granted to our independent directors vest one year after the grant date, so long as the director remains continuously in office. In the event of a merger of the Company or sale of all or substantially all of the Company’s assets, vesting of all of the shares of restricted stock will accelerate, and such shares will become fully vested. Independent directors were also eligible to receive other types of awards under our Omnibus Plan, but such awards were discretionary.

In 2021, William H. Turner also received additional annual retainers of $20,000 and $10,000 for his services as our Presiding Independent Director and Chair of the Audit Committee, respectively. Pamela Forbes Lieberman (Chair of the Strategic Planning Committee), Richard S. Ward (Chair of the Governance Committee), and Alisa C. Norris (Chair of the Compensation Committee) each received an additional annual retainer of $10,000 for their services as Chair of their respective Committee. Lawrence I. Sills, John P. Gethin and Pamela Forbes Lieberman were the only directors eligible to be covered under the Company’s medical, dental or vision plans.

Eric P. Sills, our Chief Executive Officer and President, received no compensation in 2021 for service as a director (see the Summary Compensation Table for disclosure regarding Eric Sills’ executive officer compensation).

The Governance Committee engaged the consulting firm, USI Consulting Group, to conduct a study of director compensation in 2021 and 2022, utilizing comparable peer groups as a reference to assess the Company’s non-employee director compensation program. Prior to the engagement, the Committee considered factors that could affect the independence of USI Insurance Services, including any business or personal relationships between the consultant and the members of the Committee and the Committee’s prior engagements of the consulting firm. Based on this review, the Committee determined that the engagement would not create any conflicts of interest.

In February 2022, upon the recommendation of the Governance Committee, the Board of Directors approved the following enhancements to its director compensation program effective as of the date of the 2022 Annual Meeting: (i) the Chairman will receive an annual cash retainer of $25,000 and an increase in the monthly cash retainer to approximately $22,000; (ii) the annual cash and equity retainers earned by non-employee directors (other than the Chairman) increased from $80,000 to $90,000 and from $55,000 to $65,000, respectively; (iii) the annual retainer earned by the Presiding Independent Director increased from $20,000 to $25,000; and (iv) the annual retainers earned by each Chair of the Audit Committee, Governance Committee, Compensation Committee and Strategic Planning Committee increased from $10,000, in each case, to $20,000 for the Audit Committee, and $15,000 for each of the Governance Committee, Compensation Committee and Strategic Planning Committee.

Policy on Poison Pills

The Company does not have a poison pill and is not presently considering the adoption of such a device. If the Company were ever to adopt a shareholder rights agreement, the Company would seek prior shareholder approval, unless due to time constraints or other reasons, the Board, in the exercise of its fiduciary responsibilities, determines that it would be in the best interests of shareholders to adopt a shareholder rights agreement before obtaining shareholder approval. If the Board were ever to adopt a shareholder rights agreement without prior shareholder approval, the Board would submit such agreement to shareholders for ratification within one year.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2021 were independent directors, and no member was an employee or former employee of the Company. During 2021, no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Management Information

All of our officers are appointed by our Board of Directors. The biography of Eric P. Sills is presented in connection with “Proposal No. 1 – Election of Directors”, beginning on page 4 of this Proxy Statement. The following table sets forth the biographies of our other officers as of the date of this Proxy Statement:

James J. Burke Chief Operating Officer & Member of the Office of Chief Executive Age 66
Mr. Burke has served as our Chief Operating Officer since January 2019. Mr. Burke also served as our Chief Financial Officer from 1999 to September 2019, our Executive Vice President Finance from March 2016 to January 2019, our Vice President Finance from 1999 to March 2016, our Director of Finance and Chief Accounting Officer from 1998 to 1999, and our Corporate Controller from 1993 to 1997. Mr. Burke has completed an Executive Education program at Ross School of Business, University of Michigan, and holds an M.B.A. from University of New Haven, and a B.B.A. from Pace University.

Dale Burks Chief Commercial Officer, Executive Vice President & Member of the Office of Chief Executive Age 62
Mr. Burks has served as our Chief Commercial Officer and Executive Vice President since March 2016. Prior to his current appointment, Mr. Burks served as our Vice President Global Sales and Marketing from 2013 to March 2016, our Vice President Corporate Sales and Marketing from 2011 to 2013, our Vice President Temperature Control Division from 2006 to 2011, our General Manager – Temperature Control Division from 2003 to 2006, and in various capacities throughout our Company from 1984 to 2003, including as our Director – Sales & Marketing, Regional Manager and Territory Manager. Mr. Burks has completed Executive Education programs at Ross School of Business, University of Michigan, and Kellogg School of Management, Northwestern University, and holds a B.S. from Oregon State University.

Nathan R. Iles Chief Financial Officer & Member of the Office of Chief Executive Age 45
Mr. Iles has served as our Chief Financial Officer since September 2019. Prior to his appointment as our Chief Financial Officer, Mr. Iles served as Vice President and Chief Financial Officer at UCI International Holdings, Inc. (“UCI”) from December 2016 to February 2019, Chief Financial Officer of UCI’s ASC/Airtex Performance Pumps business from August 2015 to December 2016, and Vice President Corporate Finance of UCI-FRAM Auto Brands from July 2011 to August 2015. Mr. Iles has also held finance and accounting positions at Sears Holdings Corporation and Deloitte & Touche. Mr. Iles holds an M.B.A. from the University of Chicago Booth School of Business, and a B.B.A. from Eastern Kentucky University. Mr. Iles is a Certified Public Accountant.

Carmine J. Broccole Chief Legal Officer & Secretary Age 56
Mr. Broccole has served as our Chief Legal Officer since September 2021 and as our Secretary since 2006. Prior to his current appointment, Mr. Broccole served as our Senior Vice President General Counsel from March 2016 to September 2021, as our Vice President General Counsel from 2006 to March 2016, and as our General Counsel from 2004 to 2006. Prior to such time, Mr. Broccole was a Partner of Kelley Drye & Warren LLP. Mr. Broccole holds a J.D. from Stanford Law School and a B.A. from Cornell University, and is a member of the Bars of New York and California.

Thomas S. Tesoro Chief Human Resources Officer Age 67
Mr. Tesoro has served as our Chief Human Resources Officer since September 2021. Prior to his current appointment, Mr. Tesoro served as our Senior Vice President Human Resources from January 2020 to September 2021, and as our Vice President Human Resources from 2006 to January 2020. From 1999 to 2006, Mr. Tesoro served as Senior Vice President of Human Resources for Vertrue Inc. Prior to such time, he served in a variety of senior human resources related positions for a number of Fortune 500 companies. Mr. Tesoro holds a J.D. from Fordham University School of Law and a B.S. from Fordham University, and is a member of the Bar of New York.

Ray Nicholas Chief Information Officer & Vice President Information Technology Age 58
Mr. Nicholas has served as our Vice President Information Technology since 2006 and as our Chief Information Officer since 2013. From 1990 to 2006, Mr. Nicholas served as the Manager and Director of Information Systems for our Temperature Control Division. Mr. Nicholas completed the Automotive Aftermarket Professional program at University of the Aftermarket, Northwood University, and an Executive Education program at University of Virginia, Darden School of Business, and holds a B.S. from Northeast Louisiana University.

William J. Fazio Chief Accounting Officer Age 67
Mr. Fazio has served as our Chief Accounting Officer since 2008. From 2007 to 2008, Mr. Fazio served as our Director, Corporate Accounting. From 2001 to 2007, he served as the Corporate Controller and Chief Accounting Officer of Hexcel Corporation. Prior to that time, Mr. Fazio served as Vice President, Controller of Kodak Polychrome Graphics. Mr. Fazio holds an M.B.A. from Hofstra University and a B.S. from St. John’s University. Mr. Fazio is also a Certified Public Accountant.

Erin Pawlish Treasurer Age 46
Ms. Pawlish has served as our Treasurer since November 2015. Prior to her appointment as our Treasurer, Ms. Pawlish served as our Financial Director from 2013 to November 2015, and as a Senior Manager at KPMG LLP from September 1998 to December 2012. Ms. Pawlish holds a B.B.A. from Pace University. Ms. Pawlish is also a Certified Public Accountant.

Office of Chief Executive

The Company has established the Office of Chief Executive to strengthen the executive management structure of the Company. The Office of Chief Executive is primarily responsible for the development of policy, strategy and quality assurance, and the provision of leadership. Its functions also include: (a) supporting and providing timely and quality advice to the Chief Executive Officer; (b) promoting the policies of the Company; and (c) improving communications between management, customers, the Board, shareholders and other stakeholders. The Office of Chief Executive is comprised of: (1) Eric P. Sills, our Chief Executive Officer & President; (2) James J. Burke, our Chief Operating Officer; (3) Dale Burks, our Chief Commercial Officer & Executive Vice President; and (4) Nathan R. Iles, our Chief Financial Officer.

Compensation Discussion and Analysis

Overview

This section of our Proxy Statement describes the material components of our compensation program for our “named executive officers.” Under SEC rules, our named executive officers for fiscal year 2021 were:

Eric P. Sills Chief Executive Officer & President	Nathan R. Iles Chief Financial Officer

James J. Burke Chief Operating Officer	Carmine J. Broccole Chief Legal Officer & Secretary

Dale Burks Chief Commercial Officer & Executive Vice President

In this section, we also discuss: (a) our business strategy; (b) our financial results for fiscal year 2021 and its impact on the compensation awarded to our named executive officers; (c) the primary responsibilities of our Compensation Committee; (d) our executive compensation philosophy and the objectives of our executive compensation program; (e) the process followed by our Compensation Committee in arriving at specific compensation policies and decisions; (f) the components of our compensation package and the reasons that we provide each component; and (g) the factors considered by our Compensation Committee in arriving at its compensation decisions for 2021.

The Compensation Committee is comprised exclusively of independent directors. In performing its duties, the Compensation Committee may solicit the input of our Chief Executive Officer or any independent consultant or advisor.

Business Strategy and Summary of 2021 Financial Results

Our core strategy is to be the best full-line, full-service supplier of premium engine management and temperature control products. We pursue this strategy by focusing our efforts on executing our value proposition, growing and diversifying our business, and continuously improving upon our past performance.

The Compensation Committee selects management performance objectives (or MBO goals) for the annual cash incentive awards of our named executive officers that are designed to implement this strategy.  The MBO goals for fiscal year 2021 were: (a) the achievement of specific growth initiatives in both our core automotive aftermarket business and specialized original equipment markets that complement our core business; (b) margin improvement in certain product categories; and (c) environmental, social and governance (ESG) initiatives designed to (i) exemplify our commitment to addressing these important societal issues, including the establishment of metrics regarding greenhouse gas emissions, energy and waste management, diversity, and safety, (ii) enhance our energy reduction and recycling initiatives, (iii) expand our SMP Cares® initiative and diversity, equity and inclusion initiatives, and (iv) align our disclosures to the standards of the Sustainability Accounting Standards Board and the recommendations of the Task Force on Climate-related Financial Disclosures, among many others.

In determining the total compensation paid to our named executive officers in 2021, the Compensation Committee considered the Company’s strong financial results, the successful execution of these initiatives and senior management’s skill and resourcefulness in navigating the extraordinary challenges of the COVID-19 pandemic. Our net sales for 2021 were $1,298.8 million, an increase of $170.2 million, or 15.1% compared to net sales of $1,128.6 million in 2020. Our earnings from continuing operations for 2021 were $99.4 million or $4.39 per diluted share, an increase of $19 million or approximately 24%, compared to $80.4 million or $3.52 per diluted share for 2020.

We believe that the compensation of each of our named executive officers for 2021 was reasonable and appropriate, and aligned with the Company’s financial and business results in 2021.

2021 Executive Compensation Actions

Our Compensation Committee made the following executive compensation decisions for fiscal year 2021 after taking into account, among other factors, our business strategy, financial, organization and management goals, and the compensation practices of our peer group:

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Established management performance, or management by objective (“MBO”), goals for fiscal year 2021 under our annual cash incentive bonus plan that were designed to execute the Company’s business strategy.

•	Approved annual cash incentive awards in the amount of 161% of target levels under the MBO portion of our annual cash incentive bonus plan, reflecting the achievement of MBO goals in 2021.

•
Established a company-level financial performance measure for fiscal year 2021 under our annual cash incentive bonus plan that was based on the year-over-year improvement in the weighted average of our earnings per share over a three-year period.

•	Awarded base salary pay increases to our named executive officers that reflected the individual performance and responsibilities of our executives.

•
Granted annual awards of restricted stock and performance shares to our named executive officers that were consistent with our compensation philosophy and the Compensation Committee’s assessment of individual performance and expected future contributions.

•	Granted long-term restricted stock to certain of our named executive officers as a long-term retention tool.

We believe that our executive compensation program is reasonable, competitive and focused on pay for performance principles. In particular, we believe that our compensation program is designed to reward our executives for their achievement of both short- and long-term performance goals that effectively carry out the Company’s business strategy and result in the creation of shareholder value.

We utilize equity incentives and stock ownership requirements to align the interests of our executives with those of our shareholders and the long-term interests of the Company. We have not engaged in any of the most frequently criticized pay practices such as re-pricing of stock options or SARs without shareholder approval, excessive perquisites or tax gross-ups, or agreements with change-in-control provisions unreasonably favorable to our executives. Our executive compensation policies have enabled the Company to attract and retain talented and experienced executives and have benefited the Company over time.

Say-on-Pay Vote

At our 2021 Annual Meeting, our shareholders had the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation paid to our named executive officers in 2020 (referred to as a “say-on-pay” vote).

For the second year in a row, our say-on-pay proposal was approved by 99% of the votes cast at the 2021 Annual Meeting, demonstrating near unanimous support for our compensation program among the votes cast. The Compensation Committee views this result as confirmation that our compensation program, including our emphasis on pay-for-performance, is structured and designed in alignment with shareholder interests. Accordingly, we did not make any material changes to our executive compensation program as a result of the 2021 vote.

Because our shareholders expressed a preference for an annual say-on-pay vote, our shareholders have the opportunity at our 2022 Annual Meeting to vote on a non-binding, advisory basis, to approve the compensation paid to our named executive officers in 2021.

Primary Responsibilities of our Compensation Committee

Our Compensation Committee is responsible for, among other things:

•
reviewing the overall goals, policies, objectives and structure of our executive compensation and benefit programs and assessing whether any of the components thereof may present unreasonable risks to the Company;

•	approving the compensation packages of the Company’s Chief Executive Officer and our other executive officers; and

•	administering our equity incentive plans.

Compensation Philosophy and Primary Objectives

Philosophy.   The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide our executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values and management’s strategic initiatives.

In accordance with this philosophy, the Compensation Committee believes that the executive compensation program should consist of a mix of base salary, annual cash incentive compensation, long-term incentive compensation (that may include cash or equity components, in the Compensation Committee’s discretion), perquisites and other benefits.

The Compensation Committee uses its judgment and discretion in establishing compensation and strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. Our equity programs, combined with our executive share ownership requirements, reward long-term stock performance. In particular, our contingent performance share awards, which vest only at the end of a three-year performance period, reward longer-term financial and operating performance.

Objectives.    The Compensation Committee generally considers the following objectives in establishing compensation programs and setting pay levels:

•	providing the Company with the ability to attract, motivate and retain exceptional talent whose abilities and leadership skills are critical to the Company’s long-term success;

•
maintaining a significant portion of each executive’s total compensation at risk, tied to achievement of annual and long-term strategic, financial, organizational and management performance goals, that are intended to improve shareholder return;

•
providing variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return so that executives manage from the perspective of owners with an equity stake in the Company;

•	ensuring that our executives hold Company Common Stock to align their interests with the interests of our shareholders; and

•
ensuring that compensation and benefit programs are both fair and competitive in consideration of each executive’s level of responsibility and contribution to the Company and reflect the size and financial resources of the Company in order to maintain long-term viability.

Compensation Process

How We Set Compensation. On an annual basis, the Compensation Committee reviews and approves the compensation of our named executive officers, including the amounts of salary, cash incentive awards and equity-based compensation provided to each executive. In determining total executive compensation packages, the Compensation Committee generally considers various measures of Company and industry performance including revenue, operating income, gross margin and total shareholder return. The Compensation Committee does not assign these performance measures relative weights. The Compensation Committee considers these performance measures as good indicators of Company performance and exercises its business judgment in determining compensation after considering all of these measures, collectively, as well as taking into account the market data and peer group information discussed below.

The Compensation Committee also evaluates the total compensation of each executive, and each element of compensation separately, to ensure that it will be effective in motivating, retaining and incentivizing the executive. The Compensation Committee’s evaluation takes into consideration, among other factors, each executive’s individual performance, both in general and against specific goals and targets established for the executive, and the desire to maintain internal pay equity and consistency among our executives.

Our named executive officers generally participate in the same executive compensation plans and arrangements available to our other executive officers. The Compensation Committee divides executive officers into three separate categories for the purposes of establishing the levels of cash and equity incentive awards. Each category consists of one or more officers who are grouped together for incentive compensation purposes and receive the same target incentive awards. For example, with respect to our annual restricted stock awards, members of the Office of Chief Executive are in the first category; our Chief Legal Officer is in the second category; and our other executives are in the third category. One purpose of the categories is to equalize incentive opportunities for individuals with similar levels of responsibility. This practice is intended to improve internal pay equity among our executives. Considerations of internal pay equity among executives are also factored into the Compensation Committee’s consideration of the market data and peer group information discussed below with respect to base salary and target bonus compensation.

Market Data and Peer Comparisons. In establishing total compensation for our executives, the Compensation Committee reviews the practices of specific peer group companies to compare the Company’s compensation programs with other manufacturing companies of comparable size and stature. Our Chief Executive Officer and other members of management provide input on the selection of the peer group companies, and the Compensation Committee makes the final determination of which companies to include. Executive compensation information for the market data and peer group companies is compiled by management from proxy statements and other public filings, as well as surveys and other databases to which we subscribe, such as those from Aon and ADP. The Compensation Committee may, from time to time, engage an independent consultant to establish comparable peer groups as a reference to assess the Company’s executive compensation program. However, the Compensation Committee did not engage an independent consultant to review executive compensation in 2021.

Our Compensation Committee believes that peer group comparison is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our shareholders. The Compensation Committee also reviews this information for context and a frame of reference for decision-making; but it is not the sole source of information on which executive compensation is determined. Other factors such as internal equity, individual and business performance, and the perceived degree of alignment between the job duties of our executive with the job description to which his or her compensation is being compared are also considered.

Role of Management. The Compensation Committee seeks and considers input from senior management in many of its decisions. Annually, our Chief Executive Officer reviews with the Compensation Committee annual salary, annual incentive plan targets and long-term incentive compensation for each of our executives (excluding our CEO). In addition, following the end of each fiscal year, our Chief Executive Officer evaluates each executive officer’s performance for the prior fiscal year (other than his own performance) and discusses the results of his evaluations with the Compensation Committee. Other members of the Office of Chief Executive assist in the evaluations for those officers reporting to them. In addition to considering an individual’s attainment of the business goals and objectives established for him or her by the Compensation Committee for the prior year, the Chief Executive Officer’s evaluations of each executive officer’s performance may be based in part upon subjective factors, including the Chief Executive Officer’s evaluations of the contributions made by the executive officer to the Company’s overall results and achievement of its strategic goals. These evaluations include consideration of the level of responsibility of each executive officer and the percentage of total Company revenue and/or expense that each individual officer is responsible for, where applicable. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary and incentive plan targets as part of the compensation package for each executive officer (other than himself) for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines the compensation for all executive officers for the next fiscal year, considering the recommendations from the Chief Executive Officer, as well as the market data and peer group information described above and any other information available to it that it considers relevant. The Compensation Committee discusses the recommendations of the Chief Executive Officer in executive session without any members of management present and may modify the Chief Executive Officer’s recommendations when approving final compensation packages.

Tally Sheets. When reviewing executive compensation, the Compensation Committee has historically reviewed management-provided materials which highlight the base salary, target cash incentive award, and actual cash incentive award to each of our executive officers for prior fiscal years. The Compensation Committee uses this information to review compensation trends, to compare increases or decreases year over year, and to ensure that compensation decisions are made with a view to the total compensation package awarded to each executive officer over time. No specific weight is assigned by the Compensation Committee to the tally sheets or any specific items which may appear on such tally sheets.

Risk Management Considerations. As mentioned earlier, the Compensation Committee strives to avoid the use of highly leveraged incentives that may drive overly risky short-term behavior on the part of executives. The Compensation Committee structures our cash incentive awards and equity incentive awards as highlighted below to promote the creation of long-term value and discourage behavior that may lead to excessive risk:

•
The Company’s annual cash incentive award (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below) is based in part on company-level financial performance, designed to align executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. This portion of the cash incentive award is structured such that, year-over-year improvements that are favorable for the Company’s shareholders, are also made favorable for our executives whose compensation is based on the achievement of those improvements. In addition, an executive’s actual award is capped on an annual basis at 200% of the applicable target, no matter how much financial performance exceeds the range established for the award, thereby limiting the incentive for excessive risk-taking. However, any award in excess of the 200% target may be carried forward into the following year, subject to the risk of forfeiture depending upon the following year’s performance. In addition, since these awards are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his own compensation through excessive risk taking is constrained.

•
The target company-level financial performance award represents 70% of an executive’s total target cash incentive award in any year. Management performance, or MBO bonuses (as more fully described under “Elements of Compensation – Annual Cash Incentive Awards” below), which are based upon the achievement of management goals and objectives, and thus are more susceptible to individual risk taking, represent only 30% of an executive’s total target cash incentive award, thus reducing the incentive for any executive to take excessive risks.

•
The measures used to determine whether performance share awards vest are based on at least three years of financial performance. The Compensation Committee believes that the longer performance period encourages executives to attain sustained performance over several years, rather than performance in a single annual period.

•
Restricted stock awards generally vest at the end of a three year or longer period and an executive must hold any vested restricted stock (except long-term retention awards) for an additional two-year period following vesting pursuant to the terms of our Stock Ownership Guidelines, thereby encouraging executives to look to long-term appreciation in equity values.

Elements of Compensation

Base Salary. The Compensation Committee generally reviews base salaries for executive officers at the beginning of each fiscal year. Annual salary is based upon an evaluation of each individual’s performance, an executive’s level of pay compared to that for similar positions at peer group companies, the responsibilities of the position, the experience of the individual, internal pay equity considerations, and Company performance. Base salaries may also be adjusted at the time of a promotion, upon a change in level of responsibilities, or when competitive circumstances may require review.

We believe that our base salaries are an important element of our executive compensation program because they provide our executives with a steady income stream that is not contingent upon our overall performance or shareholder return. We believe that maintaining base salary amounts generally in the median to 75% range of our peer group minimizes competitive disadvantage, while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals.

Annual Cash Incentive Awards. The Compensation Committee utilizes annual cash incentive awards to reward each of our executive officers based on the executive’s achievement of management performance objectives (or MBO goals), and the Company’s achievement of year-over-year improvement in the weighted average of our earnings per share over a three-year period. Our annual cash incentive awards are designed to more immediately reward our executives for their performance during the most recent year. We believe that the immediacy of these cash awards, in contrast to our equity awards which vest over a three year or longer period of time, provide a significant incentive to our executives to achieve their respective management objectives and, thus, our company-level objectives. We believe our cash awards are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Our cash incentive awards utilize a target that is a percentage of each executive officer’s total cash compensation for the fiscal year. The target is set at levels that are approximately 31% - 39% of an executive’s expected total cash compensation for the year. They are set at levels which, assuming achievement of 100% of the applicable target amount, the Compensation Committee believes are likely to result in an annual cash award at or near the median for target cash awards in the market. Actual awards may be higher or lower, however, based upon the degree of achievement of MBO goals and company-level financial performance.

Management Performance. At the beginning of each year, the Compensation Committee reviews and approves a detailed set of MBO goals for our executives (which are generally aligned with the Company’s short-term and long-term strategic goals) initially prepared by management. At the beginning of the following year, the Compensation Committee determines, in its discretion, with the input of the Chief Executive Officer, the level of achievement of each MBO goal by our executives during the prior year and the percentage of the target MBO award earned by such executives. The target MBO award represents 30% of an executive’s total target cash incentive award for the applicable year.

Company-Level Financial Performance. With respect to company-level financial performance, the Company utilizes performance measures to align closely executive compensation to year-over-year improvements in corporate performance and increases in shareholder value. The target company-level financial performance award represents 70% of an executive’s total target cash incentive award for the applicable year. For 2021, the performance measure selected by the Compensation Committee was based on the year-over-year improvement in the weighted average of our earnings per share over a three-year period, where the most recent year of the three-year period is weighted more heavily than the prior two years (referred to as “Weighted Average EPS”).

In addition, in order to promote longer-term shareholder improvement and to keep part of an executive’s cash incentive award at risk, the company-level financial performance award is capped on an annual basis at 200% of the applicable target. To the extent that an executive could have received an award in excess of the cap, the excess amounts are carried forward into the next year’s calculation of an executive’s award. However, any award that is carried forward is subject to risk of forfeiture depending upon the following year’s performance.

Long-Term Equity Incentive Programs. As part of the Company’s compensation program, the Compensation Committee grants equity awards to the Company’s executive officers. We believe that equity awards provide our executive officers with a strong link to our long-term performance goals, create an ownership culture, and closely align the interests of our executive officers and our shareholders. In addition, the vesting feature of our equity awards is designed to aid officer retention because this feature provides an incentive to our executive officers to remain in our employ throughout the vesting period, which is typically three years or longer. In determining the size and type of equity awards granted to our executive officers in 2021, the Compensation Committee awarded different amounts to: (a) members of the Office of Chief Executive; (b) our Chief Legal Officer; and (c) our other executives, in recognition of their differing levels of responsibility. The specific amounts awarded were based on recommendations of management, but the Compensation Committee had discretion to award different amounts. The Compensation Committee may also consider our company-level performance, the applicable executive officer’s performance, the amount of equity previously awarded to the applicable executive officer, the vesting of such prior awards, and the recommendations of management and any other advisor that the Compensation Committee may choose to consult.

          Our primary form of equity compensation consists of restricted stock awards and performance share awards. We believe that these awards provide a motivating form of incentive compensation, while permitting us to issue fewer shares than stock options. Because shares of restricted stock have a defined value at the time the restricted stock awards are issued, restricted stock awards are often perceived as having more immediate value than stock options, which have a value less easily determinable when issued. In addition, we provide performance shares to our executive officers because we believe that their contributions to the Company have a direct relationship to the achievement of the Company’s strategic goals.

We grant our executive officers two types of restricted stock (standard awards and long-term retention awards) and performance shares generally once per year at a regularly scheduled meeting of the Board. Our Omnibus Plan also permits us to grant incentive and nonqualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards to our officers, directors, employees and consultants. However, our Compensation Committee currently intends to grant only restricted stock and performance shares under the Omnibus Plan.

Each standard restricted stock award issued under our Omnibus Plan is subject to a three-year vesting period. Each long-term retention restricted stock award issued under our Omnibus Plan is subject to an incremental vesting period based upon the participant reaching the age of 60 (25% vests), 63 (25% vests) and 65 (balance vests). If an executive officer ceases employment before the end of any vesting period, he or she forfeits the entire unvested portion of the restricted stock award. Restricted stock awards may become immediately vested in full in the event of death, retirement at or after age 65, total disability (as determined by the Compensation Committee in its sole discretion), or upon a “change in control” of the Company. Grants of long-term retention restricted stock awards to participants over the age of 65 are subject to a one-year vesting period.

We also award our executive officers performance shares in amounts comparable to the number of shares of standard restricted stock awards issued to such executives, although the actual number of performance shares ultimately issued to an executive may be higher or lower, depending upon the level of achievement of the applicable performance goals. A new performance period begins each January 1 and ends three years later on December 31. As a result, up to three performance periods may overlap in any given year. The level of earnings from continuing operations is tied to financial goals contained in the Company’s three-year strategic plan, which is updated annually and approved by our Board. The Compensation Committee selected this performance measure because improvement in earnings from continuing operations is a key strategic focus for the Company and is believed to help the Company achieve higher margins, stronger cash flow and debt reduction.

The performance share awards are subject to a three-year vesting period. If an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award is forfeited. The performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved.

It is our policy to ensure that we do not grant equity awards in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant.

Defined Contribution Plan. The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers (and other eligible employees). The purpose of this plan is to enable the executive officers to supplement their benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. Eligible employees may irrevocably elect to defer receipt of a portion of their annual base salary and annual bonus payments earned in that plan year up to a maximum of 50% of their annual base salary and 100% of their annual bonus payments. In addition, the Company generally makes an annual cash contribution into the SERP on behalf of each participant.

Defined Benefit Pension Plan. The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplement Executive Retirement Plan.

ESOP. Our executive officers are eligible to receive Company Common Stock pursuant to our Employee Stock Ownership Plan, which is available for all eligible employees. This stock grant plan gives our executives an opportunity to share directly in the growth of the Company through stock ownership. The Company’s stock contributions for a particular calendar year are made in the first quarter of such year. Under the plan, each participant is subject to a six-year vesting schedule.

Compensation Actions for 2021

In February 2021, with advice from its independent compensation consultant, USI Consulting Group, the Compensation Committee updated the composition of its peer group for purposes of assessing the Company’s executive compensation program. After careful analysis, the Compensation Committee determined to use the following companies for peer group comparisons in setting 2021 compensation:

CIRCOR International, Inc.	EnPro Industries, Inc.	Methode Electronics Inc.
Columbus McKinnon Corp.	Gentherm Inc.	Modine Manufacturing Co.
Cooper-Standard Holdings Inc.	Lawson Products Inc.	Shyft Group Inc.
CTS Corp.	Lydall, Inc.	Stoneridge, Inc.
Dorman Products, Inc.	Meritor Inc.

In determining executive compensation for 2021, our Compensation Committee evaluated and made its determinations in the context of the Company’s 2020 financial and business performance and the business conditions of the automotive aftermarket generally at the time. The Compensation Committee also took into consideration each executive’s performance of their respective prior year’s MBO objectives and the Company’s ability to continue to make changes and introduce strategic initiatives critical to positioning the Company for future long-term growth.

Base Salary.  In February 2021, the Compensation Committee approved a three percent (3%) increase in the base salaries of our named executive officers for 2021.  In addition, in view of the executives contributions to the Company, as well as to motivate and assist in the retention of these individuals, in February 2022, the Compensation Committee set the salaries of the following named executive officers to the levels indicated: Eric P. Sills, $688,000; James J. Burke, $675,000; Dale Burks, $557,000; Nathan R. Iles, $534,000; and Carmine J. Broccole, $510,000.

Annual Cash Incentive Awards. The Compensation Committee established the following MBO goals for our named executive officers in 2021 for the purpose of determining the MBO portion of their annual cash incentive award: (a) the achievement of specific growth initiatives in both our core automotive aftermarket business and specialized original equipment markets that complement our core business; (b) margin improvement in certain product categories; and (c) environmental, social and governance (ESG) initiatives designed to (i) exemplify our commitment to addressing these important societal issues, including the establishment of metrics regarding greenhouse gas emissions, energy and waste management, diversity, and safety, (ii) enhance our energy reduction and recycling initiatives, (iii) expand our SMP Cares® initiative and diversity, equity and inclusion initiatives, and (iv) align our disclosures to the standards of the Sustainability Accounting Standards Board and the recommendations of the Task Force on Climate-related Financial Disclosures, among many others. In February 2022, the Compensation Committee determined that the named executive officers had successfully attained their MBO goals, and as a result, authorized cash incentive awards at 161% of the target MBO award for 2021.

The Compensation Committee also approved a year-over-year improvement in our Weighted Average EPS as the performance measure for 2021 for the purpose of determining company-level financial performance awards. Based on the year-over-year improvement in our Weighted Average EPS, and the payout scale established by the Compensation Committee, our named executive officers would have earned a cash incentive award at 332% of the applicable target. However, the company-level financial performance award is capped at 200% of the applicable target; therefore, our named executive officers received a cash incentive award at 200% of the applicable target, and are entitled to carry forward the excess into next year’s calculation, subject to risk of forfeiture depending upon the following year’s performance.

The total amount of all cash incentive awards earned in 2021 is reflected in the Summary Compensation Table. For further discussion of this performance measure, see “Elements of Compensation–Annual Cash Incentive Awards” above.

Restricted Stock Awards. In 2021, the Compensation Committee awarded the following shares of restricted stock (standard awards): (a) 2,000 shares to each of Eric P. Sills, our Chief Executive Officer, James J. Burke, our Chief Operating Officer, Dale Burks, our Chief Commercial Officer, and Nathan R. Iles, our Chief Financial Officer; and (b) 1,500 shares to Carmine J. Broccole, our Chief Legal Officer. These restricted stock awards vest after three years. The amount of these restricted stock awards was based upon the Compensation Committee’s subjective evaluation of each executive’s contribution to the Company during 2021, as well as their respective levels of responsibility.

In addition, in 2021 the Compensation Committee awarded 2,500 shares of restricted stock (long-term retention awards) to each of Dale Burks, Nathan R. Iles and Carmine J. Broccole. These awards vest in increments when the executive reaches the ages of 60 (25% vests), 63 (25% vests) and 65 (balance vests), respectively. The Compensation Committee granted these restricted stock awards as a long-term retention tool and to incentivize executive performance through a long-term capital accumulation award.

Performance Share Awards. In 2021, the Compensation Committee also awarded performance shares to our named executive officers with each receiving a targeted share amount equal to the number of shares of standard restricted stock awards issued to such executive, although actual award payouts may vary from 0% to 200% of the target award amount, depending upon the level of achievement of the performance goal for the three-year measurement period. In order for a named executive officer to receive an actual payout of all or a portion of the performance shares awarded in 2021, the Company must achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2021 to December 31, 2023, of approximately $296.3 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $444.5 million or more during the specified period.

In 2018, performance shares were awarded to each of our named executive officers in accordance with the same practices described above. In order for an executive to receive an actual payout of all or a portion of the 2018 performance shares, the Company needed to achieve earnings from continuing operations before taxes, excluding special items, on a cumulative basis for the three year period from January 1, 2018 to December 31, 2020, of approximately $226.8 million (i.e., the threshold amount) or more, with a maximum award resulting from achievement of earnings from continuing operations of approximately $340.2 million or more during the specified period. At the end of the three-year period, the Company exceeded the threshold financial goal during the measuring period, resulting in the issuance of performance shares in 2021 at the payout level of 100.3%.

Clawback Policy

In March 2011, the Compensation Committee instituted a “clawback” policy with respect to incentive-based compensation. The clawback policy provides that, in the event of a restatement of the Company’s financial results due to a material noncompliance with any financial reporting requirements, the Compensation Committee is entitled to recover from current and former executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financials during the three years preceding the date of the restatement. The Compensation Committee will reevaluate and, if necessary, revise the Company’s clawback policy to comply with the Dodd-Frank Act once the rules implementing the clawback requirements have been finalized by the SEC.

Stock Ownership Guidelines

To align directly the interests of executive officers with the interests of our shareholders, we established stock ownership guidelines for our executive officers. Our stock ownership guidelines provide that executive officers are expected to own and hold a number of shares of Company Common Stock with a value that represents: (a) six times the base salary, with respect to our Chief Executive Officer, (b) 100 percent of the base salary, with respect to our Chief Operating Officer, Chief Commercial Officer and Chief Financial Officer, (c) 50 percent of the base salary, with respect to our Chief Legal Officer and Chief Human Resources Officer, and (d) 30 percent of their base salary, with respect to each of our other executive officers of the Company. Stock ownership levels are expected to be achieved by each executive officer within a period of time determined at the discretion of the Compensation Committee.

Our stock ownership guidelines also include a mandatory stock holding period policy which requires our executive officers to hold for a period of two years any stock acquired by them upon the exercise of stock options or lapse of restrictions on restricted stock or performance shares, net of the funds necessary to pay the exercise price of stock options or for payment of applicable taxes. The mandatory stock holding period does not apply to long-term retention restricted stock awards.

Termination-Based Compensation

In December 2001, we entered into a change in control or severance agreement with James J. Burke, our Chief Operating Officer. Neither our Chief Executive Officer nor any of our other executive officers has a change in control or severance agreement. As discussed in more detail under “Severance and Change of Control Arrangements” below, Mr. Burke is entitled to severance payments and continued health and life insurance coverage for a limited period of time, among other benefits, upon the termination of his employment pursuant to his Severance Compensation Agreement.

The Compensation Committee may adopt and maintain such agreements where it believes the arrangement will protect the interests of senior executives when a potential change of control could affect their job security. Since the agreements mitigate any concern these executive officers may have in connection with a termination of their employment by us, or a potential loss of employment as a result of a change in control, they promote the interests of shareholders by assuring that these executive officers focus on evaluating opportunities that are in our best interests, without concentrating on individual personal interests.

In addition, as discussed in more detail under “Severance and Change of Control Arrangements” below, our executive officers are eligible to receive termination-related benefits under the Company’s Supplemental Executive Retirement Plan. Our 2006 Omnibus Incentive Plan and Amended and Restated 2016 Omnibus Incentive Plan also contain provisions that would accelerate the vesting of restricted stock upon certain events, including a change of control of the Company. We believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Limitations on Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our ability to claim a tax deduction for individual compensation paid to our executive officers that exceeds $1 million in any taxable year. In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee considers the potential impact of Section 162(m), in addition to those factors discussed more fully in our “Compensation Discussion and Analysis” section above, under the heading “Compensation Philosophy and Primary Objectives”.

Perquisites and Other Benefits

We provide our executive officers certain perquisites and other benefits. We provide these benefits as an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. The primary perquisite for our executive officers is an allowance for leasing an automobile and reimbursement of related expenses. In addition, our executives are also offered broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, accidental death and dismemberment insurance, Profit Sharing 401(K) Capital Accumulation Plan, and ESOP.

Cautionary Statement

          The information appearing in this Compensation Discussion and Analysis, and elsewhere in this Proxy Statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareholder value. This information is not related to the Company’s expectations of future financial performance, and should not be mistaken for or correlated with any guidance that may be issued by the Company regarding its future earnings, free cash flow or other financial measures.

Report of the Compensation and
Management Development Committee

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and that it be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation and Management Development Committee

Alisa C. Norris (Chair)	Patrick S. McClymont
William H. Turner	Joseph W. McDonnell
Alejandro C. Capparelli	Pamela S. Puryear
Pamela Forbes Lieberman	Richard S. Ward

Executive Compensation and Related Information

The following table sets forth the annual compensation paid by the Company during fiscal years 2021, 2020 and 2019 to our “named executive officers.” Under SEC rules, our named executive officers were: Eric P. Sills, Chief Executive Officer & President; James J. Burke, Chief Operating Officer; Dale Burks, Chief Commercial Officer & Executive Vice President; Nathan R. Iles, Chief Financial Officer; and Carmine J. Broccole, Chief Legal Officer & Secretary.

Summary Compensation Table for 2021

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Eric P. Sills	2021	$668,000	$138,440	$805,924	$130,799	$1,743,163
Chief Executive Officer &	2020	647,000	144,280	739,633	107,655	1,638,568
President	2019	619,000	157,520	465,310	82,185	1,324,015

James J. Burke	2021	$655,000	$138,440	$790,860	$121,989	$1,706,289
Chief Operating Officer	2020	637,000	144,280	721,896	100,134	1,603,310
	2019	619,000	157,520	465,310	74,843	1,316,673

Dale Burks	2021	$541,000	$226,940	$645,869	$93,649	$1,507,458
Chief Commercial Officer &	2020	525,000	234,480	590,642	76,247	1,426,369
Executive Vice President	2019	510,000	237,840	380,494	64,684	1,193,018

Nathan R. Iles	2021	$518,000	$226,940	$625,156	$91,202	$1,461,298
Chief Financial Officer	2020	503,000	234,480	571,131	224,537	1,533,148
	2019	148,333	257,920	94,240	61,472	561,965

Carmine J. Broccole	2021	$495,000	$192,330	$427,441	$79,501	$1,194,272
Chief Legal Officer & Secretary	2020	480,000	198,410	391,988	68,275	1,138,673
	2019	465,000	198,460	253,270	52,615	969,345

(1)
With respect to Nathan Iles, the amount in this column for 2019 represents that portion of his annual base salary of $500,000 that he earned following his appointment as Chief Financial Officer in September 2019.

(2)
The amounts in this column represent the grant date fair value of stock awards in the applicable year computed in accordance with ASC Topic 718 for restricted stock awards and performance share awards. The fair value of the performance share awards assumes the achievement of the target level of performance shares as the probable outcome. Assuming the achievement of the maximum level of performance shares, the above amounts for each person would be increased by the following fair value amounts in each of 2021, 2020 and 2019, respectively: $69,220, $72,140, and $78,760 for Eric Sills, James Burke, Dale Burks and Nathan Iles, and $51,915, $54,105, and $59,070 for Carmine Broccole. The amounts listed in the table do not reflect whether the named executive officers have actually realized a financial benefit from these awards. For a discussion of the valuation assumptions, see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” below for more information regarding our stock awards. In accordance with SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions.

(3)
The amounts in this column constitute annual cash incentive awards. The annual cash incentive award granted to Nathan Iles was pro-rated for 2019 based on his appointment as Chief Financial Officer in September 2019. See “Grants of Plan-Based Awards” below for more information regarding annual incentive bonus awards.

(4)
The amounts in this column represent car allowances for leased automobiles, Company contributions to the Profit Sharing 401(K) Capital Accumulation Plan, ESOP and SERP programs on behalf of the named executive officers, and relocation benefits paid to Nathan Iles in 2019 and 2020 in the amount of $59,692 and $174,492, respectively, for establishing a new residence in the New York City area following his appointment as Chief Financial Officer in September 2019. The Company contributions that were earned in 2021 (but paid in March 2022) into the individual 401(K), ESOP and SERP accounts of our named executive officers are set forth below:

Name	401(K)	ESOP	SERP
Eric Sills	$18,850	$4,940	$92,764
James Burke	$18,850	$4,940	$90,212
Dale Burks	$18,850	$4,940	$69,858
Nathan Iles	$18,850	$4,940	$66,328
Carmine Broccole	$18,850	$4,940	$49,550

Excluding the SERP contributions and the relocation benefits described above, the amount attributable to each perquisite for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such officer.

The following table sets forth certain information with respect to plan-based awards granted to the named executive officers during 2021.

Grants of Plan-Based Awards for 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#) (3)	Grant Date Fair Value (4)
Eric P. Sills	9/21/21	─	─	─	1,000	2,000	4,000	─	$69,220
	9/21/21	─	─	─	─	─	─	2,000	69,220
		$0	$428,000	$856,000	─	─	─	─	─

James J. Burke	9/21/21	─	─	─	1,000	2,000	4,000	─	$69,220
	9/21/21	─	─	─	─	─	─	2,000	69,220
		$0	$420,000	$840,000	─	─	─	─	─

Dale Burks	9/21/21	─	─	─	1,000	2,000	4,000	─	$69,220
	9/21/21	─	─	─	─	─	─	2,000	69,220
	9/21/21	─	─	─	─	─	─	2,500	88,500
		$0	$343,000	$686,000	─	─	─	─	─

Nathan R. Iles	9/21/21	─	─	─	1,000	2,000	4,000	─	$69,220
	9/21/21	─	─	─	─	─	─	2,000	69,220
	9/21/21	─	─	─	─	─	─	2,500	88,500
		$0	$332,000	$664,000	─	─	─	─	─

Carmine J. Broccole	9/21/21	─	─	─	750	1,500	3,000	─	$51,915
	9/21/21	─	─	─	─	─	─	1,500	51,915
	9/21/21	─	─	─	─	─	─	2,500	88,500
		$0	$227,000	$454,000	─	─	─	─	─

(1)
Represents possible threshold, target and maximum payout levels for fiscal year 2021 under our cash incentive bonus programs. Bonuses paid to the named executive officers are dependent on the level of achievement of certain management and company performance objectives. The actual bonuses paid to each named executive officer for 2021 are reported in the Summary Compensation Table for 2021 above. Additional information regarding our cash incentive bonus program is included in “Compensation Discussion and Analysis” above.

(2)
These columns reflect threshold, target and maximum payout levels for performance share awards granted under our Omnibus Plan. The performance share awards have a three-year vesting period and performance target goals relating to the Company’s earnings from continuing operations before taxes, excluding special items, measured at the end of a three-year period. To the extent that the Company does not achieve the threshold level of earnings before taxes at the end of the measuring period, these performance shares will not be issued. Performance shares were issued to the named executive officers in 2021 at a 100.3% payout level with respect to the performance share awards granted in 2018, because the Company achieved the applicable financial goals for the 2018-2020 measuring period. Holders of performance share awards are not entitled to shareholder rights, including voting rights or dividends. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire performance share award will be forfeited. Additional information regarding our Omnibus Plan is included in the “Compensation Discussion and Analysis” section above.

(3)
This column reflects the number of shares of both standard and long-term retention restricted stock awards issued under our Omnibus Plan. Shares of restricted stock have a three-year or longer vesting period and are not entitled to dividends; however, holders of restricted stock are entitled to voting rights. To the extent that an officer ceases to be an employee of the Company before the end of the vesting period, the entire unvested portion of the restricted stock award will be forfeited, except as otherwise provided in the applicable award agreement. See related discussion in “Compensation Discussion and Analysis” above. These awards are also described in “Outstanding Equity Awards at Fiscal Year-End” below.

(4)	The ASC Topic 718 per share value of the standard restricted stock and long-term retention restricted stock awards granted on September 21, 2021 is $34.61 per share and $35.40 per share, respectively.

The following table summarizes the equity awards that we have made to our named executive officers, which awards were outstanding as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End for 2021

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Eric P. Sills	12/1/2010	5,000	(4)	$261,950	—	—
	9/20/2011	5,000	(4)	$261,950	—	—
	10/9/2012	5,000	(4)	$261,950	—	—
	10/8/2013	5,000	(4)	$261,950	—	—
	10/7/2014	5,000	(4)	$261,950	—	—
	10/13/2015	4,000	(4)	$209,560	—	—
	9/24/2019	2,000	(3)	$104,780	2,000	$104,780
	9/29/2020	2,000	(3)	$104,780	2,000	$104,780
	9/21/2021	2,000	(3)	$104,780	2,000	$104,780

James J. Burke	9/24/2019	2,000	(3)	$104,780	2,000	$104,780
	9/29/2020	2,000	(3)	$104,780	2,000	$104,780
	9/21/2021	2,000	(3)	$104,780	2,000	$104,780

Dale Burks	12/1/2010	3,750	(4)	$196,463	—	—
	9/20/2011	3,750	(4)	$196,463	—	—
	10/9/2012	3,750	(4)	$196,463	—	—
	10/8/2013	3,750	(4)	$196,463	—	—
	10/7/2014	3,750	(4)	$196,463	—	—
	10/13/2015	3,000	(4)	$157,170	—	—
	10/20/2016	3,000	(4)	$157,170	—	—
	10/20/2017	1,875	(4)	$98,231	—	—
	10/11/2018	1,500	(4)	$78,585	—	—
	9/24/2019	1,500	(4)	$78,585	—	—
	9/24/2019	2,000	(3)	$104,780	2,000	$104,780
	9/29/2020	1,875	(4)	$98,231	—	—
	9/29/2020	2,000	(3)	$104,780	2,000	$104,780
	9/21/2021	2,500	(4)	$130,975	—	—
	9/21/2021	2,000	(3)	$104,780	2,000	$104,780

Nathan R. Iles	9/24/2019	2,500	(4)	$130,975	—	—
	9/24/2019	2,000	(3)	$104,780	2,000	$104,780
	9/29/2020	2,500	(4)	$130,975	—	—
	9/29/2020	2,000	(3)	$104,780	2,000	$104,780
	9/21/2021	2,500	(4)	$130,975	—	—
	9/21/2021	2,000	(3)	$104,780	2,000	$104,780

Carmine J. Broccole	12/1/2010	5,000	(4)	$261,950	—	—
	9/20/2011	5,000	(4)	$261,950	—	—
	10/9/2012	5,000	(4)	$261,950	—	—
	10/8/2013	5,000	(4)	$261,950	—	—
	10/7/2014	5,000	(4)	$261,950	—	—
	10/13/2015	4,000	(4)	$209,560	—	—
	10/20/2016	4,000	(4)	$209,560	—	—
	10/20/2017	2,500	(4)	$130,975	—	—
	10/11/2018	2,000	(4)	$104,780	—	—
	9/24/2019	2,000	(4)	$104,780	—	—
	9/24/2019	1,500	(3)	$78,585	1,500	$78,585
	9/29/2020	2,500	(4)	$130,975	—	—
	9/29/2020	1,500	(3)	$78,585	2,000	$104,780
	9/21/2021	2,500	(4)	$130,975	—	—
	9/21/2021	1,500	(3)	$78,585	2,000	$104,780

(1)	The market value is based on the closing price of the Company’s Common Stock of $52.39 per share as of December 31, 2021.

(2)
Performance share awards vest on the third anniversary of the date of grant, provided that certain performance goals have been met at the end of the three-year measuring period. Please refer to “Compensation Discussion and Analysis” above for additional information regarding equity awards granted under our Omnibus Plan.

(3)	Standard restricted stock awards vest on the third anniversary of the date of grant.

(4)	Long-term retention restricted stock awards vest in increments upon the executive reaching 60 (25% vests), 63 (25% vests) and 65 (balance vests) years of age.

The following table provides additional information relating to the vesting of restricted stock and performance shares previously granted to the named executive officers during the year ended December 31, 2021. None of the named executive officers has outstanding options to purchase shares of Company Common Stock.

Stock Vested for 2021

	Stock Awards
Name (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Eric P. Sills	4,006	$188,322
James J. Burke	4,006	$188,322
Dale Burks	4,631	$222,760
Nathan R. Iles	-	-
Carmine J. Broccole	3,005	$141,265

(1)
Eric P. Sills, James J. Burke and Dale Burks each acquired 2,000 shares upon the vesting of a standard restricted stock award, and 2,006 shares upon the vesting of a performance share award. In addition, Dale Burks acquired 625 shares upon the vesting of a long-term retention restricted stock award. Carmine J. Broccole acquired 1,500 shares upon the vesting of a standard restricted stock award, and 1,505 shares upon the vesting of a performance share award. Nathan R. Iles did not have restricted stock or performance shares vest in 2021.

(2)
The market value of the shares acquired by Eric P. Sills, James J. Burke, Dale Burks and Carmine J. Broccole upon the vesting of the standard restricted stock and performance share awards is based on the closing price of the Company’s Common Stock of $47.01 per share on October 11, 2021, the vesting date of such stock awards. The market value of the shares acquired by Dale Burks upon the vesting of the long-term retention restricted stock award is based on the closing price of the Company’s Common Stock of $51.90 per share on November 9, 2021, the vesting date of such stock award.

The following table shows the aggregate earnings and balances for each of our named executive officers under our Supplemental Executive Retirement Plan as of December 31, 2021.

Nonqualified Deferred Compensation for 2021

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at Last FYE
Eric P. Sills	$84,458	$68,708	$139,119	—	$1,091,292
James J. Burke	—	67,878	359,039	—	2,214,230
Dale Burks	—	51,545	178,508	—	1,054,621
Nathan R. Iles	314,245	25,957	33,148	—	391,522
Carmine J. Broccole	—	37,248	117,691	—	749,999

(1)	The amounts shown in this column reflect amounts contributed in 2021.

(2)
Earnings are not above market and therefore are not reportable in the Summary Compensation Table. See “Severance and Change of Control Arrangements—Defined Contribution Plan” below for further information.

The following table presents information on our existing equity plans as of December 31, 2021, under which shares of the Company’s Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	807,019	(1)	$34.92	928,555	(2)

Equity compensation plans not approved by security holders	─		─	─

All plans	807,019	(1)	$34.92	928,555	(2)

(1)
Represents shares covered by outstanding unvested long-term retention restricted stock awards issued under our 2006 Omnibus Incentive Plan, and outstanding unvested awards of restricted stock (standard awards and long-term retention awards) and performance shares issuable under our Amended and Restated 2016 Omnibus Incentive Plan.

(2)	Represents shares of the Company’s Common Stock issuable under our Amended and Restated 2016 Omnibus Incentive Plan.

Pay Ratio

The median of the annual compensation paid by the Company during fiscal year 2021 to all employees (excluding our Chief Executive Officer) is estimated to be approximately $27,045 (referred to as the “2021 Median Compensation”). The ratio of the 2021 Median Compensation to the annual compensation of Eric P. Sills, our Chief Executive Officer and President, for fiscal year 2021, which is described in the Summary Compensation Table for 2021 above, is estimated to be one to sixty-four.

We identified our median employee as of December 31, 2021, using payroll records that reflected total wages and other compensation paid to our employees during fiscal year 2021, as reported to the U.S. Internal Revenue Service on Form W-2 and the equivalent for our non-U.S. employees. Adjustments were made to annualize the compensation of all permanent employees (full-time or part-time) who were employed for less than the full fiscal year, and to convert to U.S. dollars any compensation paid to our employees in currencies other than U.S. dollars using the relevant exchange rate at year-end. In identifying our median employee, we excluded approximately 600 employees of Trumpet Holdings, Inc. (“Trombetta”) and Stabil Operative Group GmbH (“Stabil”) and their respective subsidiaries in accordance with SEC rules. We completed the acquisitions of Trombetta and Stabil in May and September 2021, respectively. We believe the resulting ratio is a reasonable estimate calculated in a manner consistent with the compensation disclosure rules of the SEC.

Severance and Change of Control Arrangements

Severance Compensation Agreement

In December 2001, we entered into a Severance Compensation Agreement with James J. Burke. Mr. Burke’s Severance Compensation Agreement provides that if a change in control of the Company occurs and, within 12 months thereafter, Mr. Burke’s employment is terminated by the Company without cause or by Mr. Burke for certain specific reasons, then he will receive severance payments and certain other benefits. The specific reasons which allow Mr. Burke to resign and receive the benefits are: (1) a reduction in status, position or reporting responsibility; (2) a reduction in his annual rate of base salary; and (3) relocation of more than 15 miles from the Company’s current office.

If Mr. Burke resigns for one of the specific reasons, or is terminated without cause, he will be entitled to receive: (1) a severance payment equal to three times his base salary plus standard bonus, payable over a two year period on a pro rata, semi-monthly basis; (2) continued participation for a period of 36 months in group medical, dental and/or life insurance plans; (3) exclusive use of a company automobile for the duration of the lease then in effect; and (4) outplacement services.

For purposes of the agreement, a change in control of the Company means the occurrence of any of the following events: (1) a sale of all or substantially all of the assets of the Company to any person or group other than certain designated individuals; or (2) any person or group, other than certain designated individuals, become the beneficial owner or owners of more than 50% of the total voting stock of the Company, including by way of merger, consolidation or otherwise.

Defined Contribution Plan

The Company has established a defined contribution Supplemental Executive Retirement Plan (SERP) for our executive officers and other eligible employees. The purpose of this plan is to enable the Company to supplement the benefits under the Company’s Profit Sharing 401(K) Capital Accumulation Plan as well as to provide a means whereby certain amounts payable by the Company to our executive officers may be deferred to some future period. To the extent that an eligible employee retires or is terminated, their accounts in the SERP shall be paid either in a lump sum or over a period of time, at the election of the employee. In the event of a change of control of the Company, the Company shall, as soon as possible, but in no event longer than 60 days following the change of control event, make an irrevocable contribution to a rabbi trust established under the plan in an amount that is sufficient to pay each SERP participant or beneficiary the benefits to which SERP participants or their beneficiaries would be entitled pursuant to the terms of the SERP as of the date on which the change of control event occurred. Upon a change of control event, each participant’s account shall be fully vested.

Defined Benefit Pension Plan

The Company maintains a defined benefit unfunded Supplemental Executive Retirement Plan. The benefits under this plan are in addition to any benefits payable to participants under the Company’s Profit Sharing 401(K) Capital Accumulation Plan and the defined contribution SERP. As of the date of this Proxy Statement, there are no participants in the defined benefit Supplemental Executive Retirement Plan.

Amended and Restated 2016 Omnibus Incentive Plan (the “Omnibus Plan”)

As previously discussed under “Compensation Discussion and Analysis” above, we grant our named executive officers shares of restricted stock. Under the terms of the Omnibus Plan, any unvested shares of restricted stock will immediately vest upon death, retirement at or after the age of 65, total disability, or upon a change in control of the Company. For purposes of the Omnibus Plan, a “change of control” means any of the following events:

(a)	Any person, other than certain designated persons, becomes the beneficial owner of 30% or more of the total voting stock of the Company;

(b)
Individuals who constituted the Board as of the date that the Omnibus Plan was originally approved by the shareholders of the Company (or their successors) cease for any reason to constitute at least a majority of the Board;

(c)
Consummation of a reorganization, merger, or consolidation of the Company, in each case unless, all or substantially all of the beneficial owners of the Company before such event hold more than 50% of the voting stock after such event; or

(d)
Any person, other than certain designated persons, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.

The following table shows the estimated benefits payable to our named executive officers following both a change in control of the Company and a hypothetical termination of employment as of December 31, 2021 under the severance and change in control arrangements discussed immediately above.

Estimated Benefits upon Termination Following a Change in Control

Name	Severance Compensation Agreement Amount (1)	SERP Amount (2)	Early Vesting of Restricted Stock (3)	Other (4)	Total
Eric P. Sills	$ ─	$1,091,292	$1,833,650	$ ─	$2,924,942
James J. Burke	3,225,000	2,214,230	314,340	125,166	5,878,744
Dale Burks	─	1,054,621	2,095,600	─	3,150,221
Nathan R. Iles	─	391,522	707,265	─	1,098,787
Carmine J. Broccole	─	749,999	2,567,110	─	3,317,109

(1)	This amount represents three times the sum of the executive officer’s 2021 base salary and standard bonus and would be payable over a two year period on a semi-monthly basis.

(2)
This amount represents contributions under the SERP that would be made upon a change of control. Absent a change of control, if the executive officer retired or was terminated at December 31, 2021, this amount would be paid either in a lump sum or over a period of time, at the election of the officer.

(3)
This amount represents the closing price of our Common Stock on December 31, 2021 of $52.39 per share multiplied by the outstanding number of shares of restricted stock for each executive as follows: Eric Sills – 35,000 shares; James Burke – 6,000 shares; Dale Burks – 40,000 shares; Nathan Iles – 13,500; and Carmine Broccole – 49,000 shares. Absent a change of control, if James J. Burke resigned or retired at December 31, 2021, his restricted stock awards would immediately vest under the terms of the awards because he has reached the age of 65.

(4)
For James J. Burke, this amount represents Company payments for (a) group medical, dental and/or life insurance plans for a 36 month period, (b) use of a company automobile for the duration of the lease then in effect, and (c) the cost of outplacement services, pursuant to the terms of the Severance Compensation Agreement.

Risk Considerations in our Compensation Program

Our Compensation Committee has analyzed the concept of risk as it relates to our compensation program for all employees. The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking because the Company does not use highly leveraged incentives that drive risky short-term behavior. As we discussed previously with respect to our named executive officers in the Compensation Discussion and Analysis, we structure our incentive bonus programs and equity award programs to promote the creation of long-term value and discourage behavior that leads to excessive risk:

•
We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the Company’s stock price so that employees do not feel pressured to focus exclusively on stock price performance to the detriment of other important business goals. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. For short-term performance, our cash bonus is awarded based on the achievement of both company-level financial objectives and management performance goals. For long-term performance, our restricted stock and performance share awards vest over three years or a longer period of time.

•
We cap our annual cash incentive awards at 200% of the applicable target, which we believe also mitigates excessive risk taking by limiting payouts. Moreover, any awards in excess of the 200% target may be carried into the following year but is subject to the risk of forfeiture depending upon the following year’s performance. With respect to company-level financial performance awards, since bonuses are based on overall corporate performance, rather than individual performance, the ability of an individual executive to increase his or her own bonus compensation through excessive risk taking is constrained.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy relating to the review, approval or ratification of transactions between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or five percent or greater shareholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company’s policies and procedures apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

Our policy requires that all related person transactions be disclosed to the Governance Committee (with respect to directors) or the Audit Committee (with respect to executive officers). The applicable committee then reviews the material facts of such related person transactions and either approves or disapproves of the entry into or ratifies the related person transaction. In determining whether to approve or ratify a related person transaction, the applicable committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, our policy provides that any related person transaction may be consummated or continue if (1) the transaction is approved by the disinterested members of the Board or (2) the transaction involves compensation approved by the Company’s Compensation Committee. No director shall participate in the approval of a transaction for which he or she is the related person but may participate in any discussion regarding such transaction if requested by the Chair of the applicable committee.

In February 2021, the Governance Committee approved of the Company’s entry into an amended and restated consulting agreement with John P. Gethin, a director of the Company. Pursuant to the terms of the agreement, Mr. Gethin advises our senior management, primarily in the development of customer relationships and corporate strategy. In consideration for such services, Mr. Gethin received an annual retainer of $50,000 in 2021, and he will receive an annual retainer of $25,000 in 2022 and 2023, in addition to the reimbursement of reasonable and customary out-of-pocket expenses incurred in performing such services. The term of the agreement is for three years, subject to termination by either the Company or Mr. Gethin at any time, with or without cause, on ninety days’ advance written notice.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently comprised of seven directors who are “independent” as defined under the listing standards of the New York Stock Exchange. The Audit Committee met four times in 2021 and operates under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee also reviewed with KPMG LLP, the Company’s independent registered public accounting firm, that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management. In addition, the Audit Committee discussed with KPMG LLP the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Audit Committee

William H. Turner (Chair)	Joseph W. McDonnell
Alejandro C. Capparelli	Alisa C. Norris
Pamela Forbes Lieberman	Pamela S. Puryear
Patrick S. McClymont	Richard S. Ward

Shareholder Proposals for the 2023 Annual Meeting

To be considered for inclusion in next year’s Proxy Statement pursuant to the provisions of Rule 14a-8 of the Exchange Act, shareholder proposals must be received at the Company’s offices no later than the close of business on December 20, 2022. Proposals should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

For any shareholder proposal that is not submitted for inclusion in the next year’s Proxy Statement, but is instead sought to be presented directly at the 2023 annual meeting, rules of the SEC permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before close of business on March 4, 2023, and advises shareholders in the 2023 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on March 4, 2023. Notice of intention to present proposals at the 2023 annual meeting should be addressed to Carmine J. Broccole, Secretary, Standard Motor Products, Inc., 37-18 Northern Blvd., Long Island City, New York 11101.

Annual Report on Form 10-K

The Company’s 2021 Annual Report has been mailed to shareholders. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is included in the 2021 Annual Report and will also be furnished to any shareholder who requests the same free of charge (except for exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged). Requests should be addressed to the Secretary of the Company at 37-18 Northern Blvd., Long Island City, NY 11101. The 2021 Annual Report is also available at our website at ir.smpcorp.com under “Financial Reports—Annual Reports.”

“Householding” of Proxy Materials
and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses and our environmental footprint. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting the Secretary of the Company as described above.

Other Matters

On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should come before the Annual Meeting, it is the intention of the proxy holders named by proxy to take such action as shall be in accordance with their best judgment.

By Order of the Board of Directors

Carmine J. Broccole
Chief Legal Officer & Secretary

Dated: April 19, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D82575-P71831 STANDARD MOTOR PRODUCTS, INC. 37-18 NORTHERN BOULEVARD LONG ISLAND CITY, NY 11101 3. Approval of non-binding, advisory resolution on the compensation of our named executive officers. The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereto. ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! STANDARD MOTOR PRODUCTS, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 01) Alejandro C. Capparelli 02) John P. Gethin 03) Pamela Forbes Lieberman 04) Patrick S. McClymont 05) Joseph W. McDonnell 06) Alisa C. Norris 07) Pamela S. Puryear, Ph.D. 08) Eric P. Sills 09) Lawrence I. Sills 10) William H. Turner 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 18, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SMP2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 18, 2022 for shares held directly and by 11:59 P.M. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. STANDARD MOTOR PRODUCTS, INC. Annual Meeting of Shareholders May 19, 2022 at 2:00 p.m. This proxy is solicited by the Board of Directors The undersigned shareholder(s) of STANDARD MOTOR PRODUCTS, INC. (the "Company") hereby appoint(s) ERIC P. SILLS, JAMES J. BURKE and NATHAN R. ILES as Proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 8, 2022 at the Annual Meeting of Shareholders of the Company, to be held online at www.virtualshareholdermeeting.com/SMP2022, on May 19, 2022, or at any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND "FOR" PROPOSALS NO. 2 AND 3. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. Continued and to be signed on reverse side